UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )
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CBIZ, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CBIZ, INC.
6050 Oak Tree Boulevard South, Suite 500
Cleveland, OH 44131

April 9, 2010

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of CBIZ, Inc., which will be held on Thursday, May 13, 2010, at 11:00 a.m. EDT, at Park Center Plaza I located at 6100 Oak Tree Boulevard South, Lower Level, Cleveland, Ohio 44131.

The matters to be considered at the meeting are described in the formal notice and proxy statement on the following pages.

We encourage your participation at this meeting. Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please review the proxy statement and sign, date and return your proxy card in the enclosed envelope as soon as possible. Alternatively, you may vote via Internet or by telephone in accordance with the procedures set out on the proxy card.

If you attend the meeting and prefer to vote in person, your proxy card can be revoked at your request.

We appreciate your confidence in CBIZ, Inc. and look forward to the chance to visit with you at the meeting.

Very truly yours,

CBIZ, INC.

Steven L. Gerard, Chairman of the Board

CBIZ, INC.
6050 Oak Tree Boulevard South, Suite 500
Cleveland, Ohio 44131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 13, 2010

TO THE STOCKHOLDERS OF CBIZ, INC.:

The Annual Meeting of Stockholders of CBIZ, Inc. will be held on May 13, 2010, at 11:00 a.m. EDT, at Park Center Plaza I located at 6100 Oak Tree Boulevard South, Lower Level, Cleveland, Ohio 44131, for the following purposes:

1. To elect three of a class of three Directors, who are named in the Proxy Statement, to the Board of Directors of CBIZ, Inc. with terms expiring at the Annual Meeting in 2013;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record on March 26, 2010 will be entitled to vote at the meeting. This notice and proxy statement, a proxy and voting instruction card, and the 2009 Annual Report are being distributed on or about April 9, 2010.

You are cordially invited to attend the Annual Meeting. Your vote is important. Whether or not you expect to attend in person, you are urged to sign, date and mail the enclosed proxy card as soon as possible so that your shares may be represented and voted. The envelope enclosed requires no postage if mailed within the United States. If you attend the meeting and prefer to vote in person, your proxy card can be revoked at your request. Alternatively, you may vote via Internet or by telephone in accordance with the procedures set out on the proxy card.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary

Cleveland, Ohio
April 9, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2010:

The proxy statement and annual report to security holders are available at www.envisionreports.com/cbiz.

PLEASE SIGN AND DATE THE ENCLOSED PROXY
AND RETURN IT IN THE ACCOMPANYING ENVELOPE,
OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE

CBIZ, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors of CBIZ, Inc. (“CBIZ” or the “Company”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 13, 2010, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The mailing of this proxy statement and accompanying form of proxy to stockholders will commence on or about April 9, 2010.

VOTING RIGHTS AND SOLICITATION

Shares represented by properly executed proxies received on behalf of CBIZ will be voted at the meeting in the manner specified therein. If no instructions are specified in a proxy returned to CBIZ, the shares represented thereby will be voted in favor of the election of the directors listed in the enclosed proxy, and in favor of ratification of KPMG LLP as CBIZ’s independent registered public accounting firm. Any proxy may be revoked by the person giving it at any time prior to being voted by attendance at the meeting, submitting a subsequently signed and dated proxy, or otherwise voting via the Internet or by telephone.

Mr. Joseph S. DiMartino and Mr. Donald V. Weir are designated as proxy holders in the proxy card. They will vote for the election as directors of Rick L. Burdick, Steven L. Gerard, and Benaree Pratt Wiley, who have been nominated by the Board of Directors. They also will vote for the ratification of KPMG LLP as CBIZ’s independent registered public accounting firm. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote on such matters in accordance with their best judgment. The Board of Directors knows of no other matters to be presented at the meeting.

The Board of Directors established March 26, 2010 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, CBIZ had 62,243,245 shares of voting common stock issued and outstanding. The common stock is the only class of capital stock CBIZ has outstanding. Only stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented. The holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

All proposals submitted and each of the director nominees require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal for approval. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present for the transaction of business. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of Directors, although they may vote their clients’ shares on “routine” proposals such as the ratification of KPMG LLP as our independent registered public accounting firm.

In determining whether each proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will not be considered entitled to vote on these proposals and will have no effect on the vote for any matter properly introduced at the Annual Meeting.

ELECTION OF DIRECTORS
Proposal No. 1 (Item 1 on Proxy Card)

CBIZ’s Certificate of Incorporation divides the Board of Directors into three classes of directors, with one class to be elected for a three-year term at each annual meeting of stockholders. The Board of Directors currently consists of eight members, with three members’ terms expiring at this Annual Meeting. If elected at the Annual Meeting, the nominees listed below will serve until the Annual Meeting of Stockholders in 2013, or until their successors are duly elected and qualified. All other directors will continue as such for the term to which they were elected. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of another person as may be nominated by the Board of Directors.

The Board, upon nomination by the Nominating and Governance Committee, recommends a vote “FOR” approval of the Directors Standing for Election listed below.

Directors Standing for Election

			Expiration of
		Director	Proposed
Name	Age	Since	Term

Rick L. Burdick	58	1997	2013
Steven L. Gerard	64	2000	2013
Benaree Pratt Wiley	63	2008	2013

Directors Whose Terms Continue

		Director	Expiration of
Name	Age	Since	Current Term

Joseph S. DiMartino	66	1997	2011
Richard C. Rochon	52	1996	2011
Donald V. Weir	68	2003	2011
Michael H. DeGroote	49	2006	2012
Todd J. Slotkin	57	2003	2012

Director Qualifications and Experience

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board, with the input of the Chief Executive Officer, qualified candidates for the Board who bring the background, knowledge, experience, skill sets, diversity and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. A full description of the standards and processes used by the Nominating and Governance Committee in evaluating nominees and directors is set out below in the section entitled “Committees of the Board of Directors”, p. 10, and in the Charter of the Nominating and Governance Committee.

Set forth below is biographical information for the individuals nominated to serve as directors and each person whose term of office as a director will continue after the Annual Meeting. In addition, the biographical information for each Director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a Director of the Company. It would not be possible to detail all experience, qualifications, attributes or skills possessed by each Director. Rather, we have attempted to set out those unique and important professional characteristics that each particular person brings to the Board.

Nominees For Directors

Rick L. Burdick has served as a Director of CBIZ since October 1997, when he was elected as an independent director. On May 17, 2007, Mr. Burdick was elected by the Board to be its Lead Director, a non-officer position.

Previously, in October 2002, he was elected by the Board as Vice Chairman, a non-officer position. Mr. Burdick has been a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP since April 1988. Mr. Burdick serves on the Board of Directors of AutoNation, Inc.

In his firm management role at Akin Gump, Mr. Burdick has gained extensive knowledge regarding the strategic operation of a national professional services organization. He has broad transactional experience as both a director and legal representative of large public and multinational companies, and maintains a complex practice involving regulatory and financial reporting issues.

Steven L. Gerard was elected by the Board to serve as its Chairman in October, 2002. He was appointed Chief Executive Officer and Director in October, 2000. Mr. Gerard was Chairman and CEO of Great Point Capital, Inc., a provider of operational and advisory services from 1997 to October 2000. From 1991 to 1997, he was Chairman and CEO of Triangle Wire & Cable, Inc. and its successor Ocean View Capital, Inc. Mr. Gerard’s prior experience includes 16 years with Citibank, N.A. in various senior corporate finance and banking positions. Further, Mr. Gerard served seven years with the American Stock Exchange, where he last served as Vice President of the Securities Division. Mr. Gerard also serves on the Boards of Directors of Lennar Corporation and Joy Global, Inc., and formerly served on the Boards of Fairchild Company Inc. and TIMCO Aviation Services, Inc. within the last five years.

Mr. Gerard has significant board-level experience with five other public companies, including three NYSE-listed entities, in addition to his current membership on the boards of Lennar Corporation and Joy Global, Inc. He has served on the audit and compensation committees of several of these public companies, and has been recognized as a “financial expert” by at least one. Mr. Gerard has broad experience in finance, banking, risk assessment and regulation, and has served as the chief executive officer of several companies.

Benaree Pratt Wiley was appointed as an independent Director of CBIZ in May 2008. Ms. Wiley is a Principal of The Wiley Group, a firm specializing in personnel strategy, talent management, and leadership development primarily for global insurance and consulting firms. Ms. Wiley served as the President and Chief Executive Officer of The Partnership, Inc., a talent management organization for multicultural professionals in the greater Boston region for fifteen years before retiring in 2005. Ms. Wiley is currently a director on the boards of the Dreyfus Family of Funds and Blue Cross and Blue Shield of Massachusetts. Ms. Wiley also chairs the PepsiCo African American Advisory Board. Her civic activities include serving on the boards of The Boston Foundation, the Efficacy Institute and Howard University.

Ms. Wiley is a driving force in the advancement of leadership diversity. Under her leadership as president and chief executive officer, The Partnership, Inc. strengthened the capacity of greater Boston to attract, retain, and develop talented professionals of color and helped more than 1,300 African Americans integrate into the corporate community. This tenure is chronicled in a Harvard Business School case study on transformational non-profit leadership — Bennie Wiley and The Partnership, Inc. Ms. Wiley has served as both a member and chair of audit and nominating committees of the boards on which she has served.

Continuing Directors

Michael H. DeGroote, son of CBIZ founder Michael G. DeGroote, was appointed a Director of CBIZ in November, 2006. Mr. DeGroote currently serves as President of Westbury International, a full-service real estate development company, specializing in commercial/industrial land, residential development and property management. Prior to joining Westbury International, Mr. DeGroote was Vice President of MGD Holdings and previously held a management position with Cooper Corporation. Mr. DeGroote serves on the Board of Governors of McMaster University in Hamilton, Ontario.

As the President of a full-service real estate development company specializing in commercial/industrial land, residential development and property management, Mr. DeGroote reflects the entrepreneurial background of most of CBIZ’s acquisitions. His association with the largest single stockholder of Company stock fosters a consistent focus on attaining and improving stockholder value.

Joseph S. DiMartino has served as a Director of CBIZ since November 1997, when he was elected as an independent director. Mr. DiMartino has been Chairman of the Board of the Dreyfus Family of Funds since January 1995. Mr. DiMartino served as President, Chief Operating Officer and Director of The Dreyfus Corporation from October 1982 until December 1994 and also served as a director of Mellon Bank Corporation. Mr. DiMartino also serves on the Board of Directors of The Newark Group and the Muscular Dystrophy Association. Mr. DiMartino formerly served on the Boards of SunAir Services, Inc. and LEVCOR International, Inc. within the last five years.

Mr. DiMartino’s service as a chairman, director and president of several significant public and NYSE-listed companies provides CBIZ with a wealth of strategic and operating experience. The Company regularly draws on his leadership skills and experience in his role as the Chairman of the Compensation Committee. His knowledge of the capital markets is extremely valuable in the structuring of the Company’s sources of credit.

Richard C. Rochon has served as a Director of CBIZ since October 1996, when he was elected as an independent director. Mr. Rochon is Chairman and Chief Executive Officer of Royal Palm Capital Management, a private investment and management firm that he founded in March 2002. From 1985 to February 2002, Mr. Rochon served in various capacities with Huizenga Holdings, Inc., a management and holding company owned by H. Wayne Huizenga, where he last served as President. Mr. Rochon has also served as a director of Devcon International, a provider of electronic security services, from July 2004 until September 2009. Additionally, Mr. Rochon has been a director of SunAir Services, Inc., a provider of pest-control and lawn care services from February 2005 until December 2009. Mr. Rochon was also a director of Bancshares of Florida, a full-service commercial bank from 2002 through February 2007. Mr. Rochon was Chairman and CEO of Coconut Palm Acquisition Corp. (“CPAC”) from September 2005 through June 2007, when CPAC merged with Equity Broadcasting Corporation to become Equity Media Holdings Corp (“EMHC”). EMHC filed a petition under the federal bankruptcy laws in December of 2008. Mr. Rochon was also employed as a certified public accountant by the public accounting firm of Coopers and Lybrand from 1979 to 1985. Mr. Rochon received his B.S. in accounting from Binghamton University in 1979 and Certified Public Accounting designation in 1981.

As the co-founder of a private investment and management firm, an officer in various management and holding companies having overseen investments in notable public companies, and with his qualification as a financial expert with a background in accountancy, Mr. Rochon provides critical insight into the proper conduct of the Company’s Audit and Compensation Committees. His broad experience in reporting and Sarbanes-Oxley requirements has helped the Company set its corporate governance priorities and reach its corporate governance related goals.

Todd J. Slotkin has served as a Director of CBIZ since September 2003, when he was elected as an independent director. In 2008, Mr. Slotkin became the Portfolio Manager of Irving Place Capital. From 2006 to 2007, Mr. Slotkin served as a Managing Director of Natixis Capital Markets. From 1992 to 2006, Mr. Slotkin served as a SVP (1992-1998) and EVP and Chief Financial Officer (1998-2006) of MacAndrews & Forbes Holdings Inc. Additionally, he was the EVP and CFO of publicly owned M&F Worldwide (1998-2006). Prior to 1992, Mr. Slotkin spent 17 years with Citigroup, ultimately serving as Senior Managing Director and Senior Credit Officer. Mr. Slotkin serves on the Board of Martha Stewart Living Omnimedia. He is Chairman, Director and co-founder of the Food Allergy Initiative. Mr. Slotkin formerly served on the Board of Managers of AlliedBarton and the Board of Directors of TransTech Pharma within the last five years.

Mr. Slotkin’s considerable experience in both public and privately-held companies as a director, audit and compensation committee member, audit committee financial expert, and chief financial officer is an important asset that assists the Company in addressing a broad range of regulatory and operational issues. His history with public banks, public and private companies makes him uniquely qualified to render advice on the Company’s capital, strategic and transactional matters.

Donald V. Weir has served as a Director of CBIZ since September 2003, when he was elected as an independent director. Mr. Weir is Vice President of Private Equity for Sanders Morris Harris Group Inc. (“SMHG”) and has been with SMHG for the past ten years. Prior to this Mr. Weir was CFO and director of publicly-held Deeptech International and two of its subsidiaries, Tatham Offshore and Leviathan Gas Pipeline Company, both of which were publicly-held companies. Prior to his employment with Deeptech, Mr. Weir worked for eight years with Sugar Bowl Gas Corporation, as Controller and Treasurer and later in a consulting capacity. Mr. Weir was associated with Price Waterhouse, an international accounting firm, from 1966 to 1979.

As a director, chief financial officer, treasurer and controller of various public and privately-held companies, Mr. Weir has the depth of knowledge and experience needed to serve as a director of a public company with such diverse holdings and operations of CBIZ, Inc. His financial and accounting expertise, as well as his strategic and operational experience, properly qualify him to act as the Chairman of the Company’s Audit Committee.

RATIFICATION OF AUDIT COMMITTEE SELECTION OF AUDITOR
Proposal No. 2 (Item 2 on Proxy Card)

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and the Board has directed that management submit the selection of KPMG LLP as the Company’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has been the Company’s independent registered public accounting firm since fiscal 1997. Information on fees paid to KPMG LLP during our 2008 and 2009 fiscal years can be found after the Audit Committee Report below.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor any other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The approval of this proposal requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal. If the appointment of KPMG LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2010 is not ratified, the Audit Committee will reconsider the appointment, as discussed above.

The Board recommends a vote “FOR” the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of CBIZ common stock as of March 26, 2010, by (1) each person known by CBIZ to own beneficially 5% or more of CBIZ’s common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table (see “Executive Compensation”) and (4) all directors and executive officers of CBIZ as a group. The Company does not require directors or executive officers to hold a minimum number of shares in order to qualify for service as a director or executive officer.

	Amount and
	Nature of
Name and Address	Beneficial		Percent
of Beneficial Owner[1]	Ownership[2]		of Class

Westbury Trust[3]	15,433,338	[4]	24.8%
FRM, LLC	3,861,354	[5]	6.2%
Cardinal Capital Management LLC	3,415,664	[6]	5.5%
Steven L. Gerard	995,637	[7]	1.6%
Rick L. Burdick	91,925	[8]	*
Michael H. DeGroote	192,000	[9]	*
Joseph S. DiMartino	54,500	[10]	*
Richard C. Rochon	31,000	[11]	*
Todd J. Slotkin	37,000	[12]	*
Donald V. Weir	62,580	[13]	*
Benaree Pratt Wiley	66,000	[14]	*
Jerome P. Grisko, Jr.	448,254	[15]	*
Ware H. Grove	292,483	[16]	*
Robert O’Byrne	528,410	[17]	*
David J. Sibits	96,254	[18]	*
All directors and executive officers as a group (12 persons)	2,896,043		4.6%
Total Shares Outstanding on March 26, 2010: 62,243,245

*	Represents less than 1% of total number of outstanding shares.

(1)	Except as otherwise indicated in the notes below, the mailing address of each entity, individual or group named in the table is 6050 Oak Tree Boulevard, South, Suite 500, Cleveland, Ohio 44131, and each person named has sole voting and investment power with respect to the shares of common stock beneficially owned by such person.

(2)	Share amounts and percentages shown for each person in the table may include shares purchased in the marketplace, restricted shares, and shares of common stock that are not outstanding but may be acquired upon exercise of those options exercisable within 60 days of March 26, 2010, the Record Date for the 2010 Annual Meeting. All restricted shares may be voted by the recipient upon award, but restrictions do not immediately lapse; unrestricted ownership of restricted stock occurs only upon the lapse of restrictions.

(3)	The Westbury Trust beneficially owns its shares of common stock through Westbury (Bermuda) Ltd., a Bermuda limited corporation, which is 100 percent owned by Westbury Trust. Westbury Trust and Westbury (Bermuda) Ltd. are located at Victoria Hall, 11 Victoria Street, P. O. Box HM 1065, Hamilton, HMEX Bermuda. Michael G. DeGroote is the settlor of Westbury Trust and beneficiary of the trust during his lifetime.

(4)	Consists of 15,433,338 shares of common stock owned of record by Westbury (Bermuda) Ltd.

(5)	Holdings stated are based solely on information in the Schedule 13G filed with the SEC as of February 12, 2010. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)	Holdings stated are based solely on information in the Form 13G filed with the SEC as of February 9, 2010. The address of Cardinal Capital Management, LLC is One Greenwich Office Park, Greenwich, CT 06831.

(7)	Consists of 700,637 shares of common stock owned of record by Mr. Gerard, including restricted stock, and options to purchase 295,000 shares of common stock granted to Mr. Gerard under the Amended and Restated CBIZ, Inc. 2002 Stock Incentive Plan (the “CBIZ Option Plan”). This individual has pledged no shares as security.

(8)	Consists of 91,925 shares of common stock owned of record by Mr. Burdick, including restricted stock. This individual has pledged no shares as security.

(9)	Consists of 112,000 shares of common stock held in a fixed irrevocable trust; 30,000 shares of common stock owned of record by Mr. DeGroote, including restricted stock; and options to purchase 50,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(10)	Consists of 54,500 shares of common stock owned of record by Mr. DiMartino, including restricted stock. This individual has pledged no shares as security.

(11)	Consists of 31,000 shares of common stock owned of record by Mr. Rochon, including restricted stock. This individual has pledged no shares as security.

(12)	Consists of 37,000 shares of common stock owned of record by Mr. Slotkin, including restricted stock. This individual has pledged no shares as security.

(13)	Consists of 62,580 shares of common stock owned of record by Mr. Weir, including restricted stock. This individual has pledged no shares as security.

(14)	Consists of 16,000 shares of restricted common stock owned of record by Ms. Wiley, and options to purchase 50,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(15)	Consists of 258,754 shares of common stock owned of record by Mr. Grisko, including restricted stock, and options to purchase 189,500 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(16)	Consists of 159,733 shares of common stock owned of record by Mr. Grove, including restricted stock, and options to purchase 132,750 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(17)	Consists of 420,410 shares of common stock owned of record by Mr. O’Byrne, including restricted stock; and options to purchase 108,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(18)	Consists of 48,254 shares of common stock owned of record by Mr. Sibits, including restricted stock, and options to purchase 48,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

Directors Meetings and Committees of the Board of Directors

The Board of Directors conducted four regular meetings and one special meeting during 2009. In addition, there were three Actions in Writing in Lieu of a Meeting of the Board of Directors, dated February 2, March 31, and April 1, 2009. Each director attended in person at least 75% of the aggregate of all meetings of the Board and Committees of the Board on which he or she served in accordance with the Company’s expectations. The Company does not have a formal policy regarding directors’ attendance at annual stockholders meetings. Nevertheless, the Company strongly encourages and prefers that directors attend regular and special board meetings as well as the annual meeting of stockholders in person, although attendance by teleconference is considered adequate. The Company recognizes that attendance of the Board members at all meetings may not be possible, and excuses absences for good cause. All directors attended the Company’s 2009 Annual Meeting.

Independent Directors Meetings

In addition to the meetings of the committees of the Board of Directors summarized below, our Independent Directors met four times in executive session during fiscal 2009. The Company’s Lead Director and Vice Chairman, Mr. Burdick, chaired each executive session, with the exception of one, in which Mr. Weir was elected to chair the meeting.

Communication with the Board of Directors

Security holders are permitted to communicate with the members of the Board by forwarding written communications to the CBIZ Corporate Secretary at the Company’s headquarters in Cleveland. The Corporate Secretary will present all communications, as received and without screening, to the Board at its next regularly scheduled meeting. This same method may be used by interested parties to contact Mr. Burdick, the Company’s Lead Director and Vice Chairman, in his capacity as presiding director over the meetings of the independent directors, as well as to contact the Non-Employee Directors.

Committees of the Board of Directors

The Board of Directors has appointed an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Executive Management Committee, all of which were active during 2009. The Board of Directors has determined that all members of the Audit Committee, Compensation Committee and Nominating and Governance Committee meet the definition of “Independent Director” set forth in Rule 303A of the NYSE Listed Company Manual. The following is a description of the committees of the Board of Directors:

The members of the Audit Committee are Directors Rochon, Slotkin and Weir (Chairman). CBIZ’s Board of Directors has determined that the Audit Committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. In addition, the Board has determined that all three members of the Audit Committee are “audit committee financial experts,” as that term is defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”), and meet the financial sophistication requirements of the NYSE. The Audit Committee conducted four regular meetings and six special telephonic meetings during 2009. In addition, the Committee acted through one Action in Writing in Lieu of a Meeting of the Audit Committee. The Audit Committee appoints the Company’s independent registered public accounting firm (“independent accountant” or “independent auditor”) and reviews issues raised by the independent accountants as to the scope of their audit and their audit reports, including questions and recommendations that arise relating to CBIZ’s internal accounting and auditing control procedures. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The members of the Compensation Committee are Directors DiMartino (Chairman), Rochon, Slotkin, and Wiley. The Compensation Committee conducted one regular meeting and one special telephonic meeting during 2009. In addition, the Committee acted through three Actions in Writing in Lieu of a Meeting of the Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to compensation of CBIZ’s executive officers, including salary, bonus and benefits. The Compensation Committee also administers CBIZ’s executive incentive-compensation plans and all equity-based plans. The Charter of the Compensation Committee is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The Compensation Committee was established to: (a) review and approve the Company’s stated compensation philosophy, strategy and structure and assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company without creating undue compensation risk to CBIZ; (b) discharge the Board’s responsibilities relating to compensation of the executive officers of the Company and its subsidiaries; (c) evaluate the Company’s Chief Executive Officer and set his or her remuneration package; (d) evaluate the other executive officers of the Company and its senior management and set their remuneration packages; (e) prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement; (f) make recommendations to the Board with respect to incentive compensation plans and equity-based plans; and (g) perform such other functions as the Board may from time to time assign to the Committee. The Committee may delegate to its Chairman, any member of the Committee, any member of senior management or any external consultant of the Committee any task or duty the Committee deems necessary to assist it in accomplishing its obligations under law and its Charter. Any final action taken to fulfill these obligations, however, is only permitted upon majority vote of the Committee members themselves. The Compensation Committee requests that the Chief Executive Officer make recommendations regarding the amount or form of executive and director compensation annually, other than his own, or more often as the CEO or the Committee deems necessary throughout each year. The Committee is free to hire any advisors or consultants, including compensation consultants, as it may deem necessary or advisable at any time. The Committee and Management jointly consulted with Hewitt Associates LLC to perform various director and executive compensation studies in 2002, 2004, 2006, 2007, 2008 and 2009.

Compensation Committee Interlocks and Insider Participation.  None of the members of the Compensation Committee during 2009 and continuing through 2010 is or has been an officer or employee of CBIZ. There are no compensation committee interlock relationships with respect to CBIZ.

The members of the Nominating and Governance Committee are Directors Burdick (Chairman), DiMartino, Rochon, Slotkin, Weir and Wiley. No candidates were recommended by beneficial owners of more than 5% of the Company’s voting common stock within the last year. The Committee conducted one regular meeting in 2009. In addition, the Committee acted through one Action in Writing in Lieu of a Meeting of the Nominating and Governance Committee. The Committee was formed to propose and recommend candidates for the Board, review the continued suitability of directors following changes in their employment situations, review Board committee responsibilities and composition, review the effectiveness of the Board and of Company management, and monitor the Company’s corporate governance policies and practices. The Committee’s Charter and its corporate governance guidelines are available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board, with the input of the Chief Executive Officer, qualified candidates for the Board who bring the background, knowledge, experience, skill sets, and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. The Nominating and Governance Committee and the Board have determined that a director should have the following characteristics: (1) the ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals; (2) a history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics; (3) the availability for in-person or telephonic participation in Board or Committee meetings, as well as the Annual Meeting of Stockholders; (4) the willingness to demand that the Company’s officers and employees insist upon honest and ethical conduct throughout the Company; (5) knowledge of, and experience with regard to at least some of: loans and securities, including any lending and financing activities related thereto, public company regulations imposed by the SEC and the NYSE, amongst others, portfolio and risk management, the major geographic locations within which the Company operates, sound business practices, accounting and financial reporting, and one or more of the principal lines of business in which the Company is engaged; and, (6) the ability to satisfy criteria for independence established by the Securities and Exchange Commission and the NYSE, as they may be amended from time to time.

In its recommendations of candidates for appointment, election and reelection to the Board, the Committee specifically follows the requirements of its Charter to “recommend to the Board, with the input of the Chief Executive Officer, qualified candidates for the Board who bring the background, knowledge, experience, skill sets and expertise that would strengthen and increase the diversity of the Board.” The Committee believes that the current Board members, as well as the candidates considered and nominated for election at the 2010 Annual Meeting, represent a group that includes differences of background, viewpoint, professional experience, education, skills and other qualities and attributes that contribute to heterogeneity.

The Nominating and Governance Committee will consider any candidate recommended by a stockholder, provided that the stockholder mails a recommendation to the Corporate Secretary at the Company’s headquarters, prior to the deadline for stockholder proposals, that contains the following: (1) the recommending stockholder’s name and contact information; (2) the candidate’s name and contact information; (3) a brief description of the candidate’s background and qualifications; (4) the reasons why the recommending stockholder believes the candidate would be well suited for the Board; (5) a statement by the candidate that the candidate is willing and able to serve on the Board; (6) a statement by the recommending stockholder that the candidate meets the criteria established by the Board; and (7) a brief description of the recommending stockholder’s ownership of common stock of the Company and the term during which such shares have been held. In making its discretionary determination whether to nominate a candidate who has been recommended by a stockholder, the Nominating and Governance Committee will consider, among other things, (a) the appropriateness of adding another director to the Board, or of replacing a currently sitting director, (b) the candidate’s background and qualifications, and (c) other facts and circumstances identified in the Committee’s Charter.

The members of the Executive Management Committee are Messrs. Burdick, Gerard, and Grisko. The Executive Management Committee approved ten Unanimous Written Consents in Lieu of Meeting of the Executive Management Committee of CBIZ, Inc. during 2009. Subject to applicable law, the Executive Management Committee is empowered with the same authority as the full Board of Directors to take any action including the authorization of any transaction in the amount of $10 million or less. With respect to acquisitions or divestitures, the Board of Directors has delegated to the Committee the power to cause the execution and delivery of documents in the name and on behalf of the Company, to cause the issuance of shares of Common Stock of the Company, and to take all actions necessary for the purpose of effecting acquisitions or divestments, so long as all members of the Committee approve the transaction and the total consideration to be paid to or by the Company in connection with the acquisition or divestiture does not exceed $10 million. The Committee does not have the power or authority of the Board of Directors to approve or adopt or recommend to the stockholders any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval; adopt, amend or repeal any Bylaw of the Company; fill or approve Board or Board committee vacancies; declare or authorize the payment of dividends; fix compensation for service on the Board or any committee thereof; or elect Company executive officers.

CBIZ has a Code of Professional Conduct and Ethics Guide that applies to every director, officer, and employee of the Company. The Code of Professional Conduct and Ethics Guide is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

Directors’ Role in Risk Oversight

Risk is an integral part of Board and Committee deliberations throughout the year. Management, the full Board, and each Board Committee all review risk oversight and management issues pertaining to their respective areas of responsibility as established by the Company’s organizational documents and the charters of its committees. The Company has historically reviewed key risks with the Board of Directors and has recently implemented a more formal enterprise risk management review program in 2010 as a Companywide initiative to enhance our existing processes involving an integrated effort to identify, evaluate and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. The activities of the enterprise risk management program entail the identification, assessment, and prioritization of a broad range of risks — including, for example, strategic, operational, financial, legal, regulatory and reputational risks — and the review of plans to mitigate their possible effects.

Director Independence

The NYSE Listed Company Manual provides that companies listed on the NYSE must have a majority of independent directors. A director is considered independent under NYSE rules if the board of directors determines that the director does not have any direct or indirect material relationship with CBIZ and if such director satisfies the other criteria specified by the NYSE Listed Company Manual. The Nominating and Governance Committee and the Board of Directors have determined that each of Rick L. Burdick, Joseph S. DiMartino, Richard C. Rochon, Todd J. Slotkin, Donald V. Weir and Benaree Pratt Wiley are independent directors.

In connection with these independence determinations, the Nominating and Governance Committee and the Board of Directors considered all of the relationships between each director and CBIZ, and in particular the following relationships:

•	The Committee and the Board determined that Mr. Burdick should be considered an independent director under the meaning of the NYSE rules, since the amounts paid to the law firm of Akin Gump Strauss Hauer & Feld LLP for legal representation of CBIZ throughout 2009 were not collectively significant under the NYSE rules governing director independence.

•	The Committee and the Board determined that Michael H. DeGroote should not be considered an independent director under the meaning of the NYSE rules, primarily in light of his relationship to a significant stockholder of the Company. Mr. DeGroote is the son of Michael G. DeGroote, who is the settlor and current beneficiary of Westbury Trust. Westbury Trust beneficially owns its shares of common stock through Westbury (Bermuda) Ltd., a Bermuda limited corporation which is 100 percent owned by Westbury Trust. Westbury Trust and Westbury (Bermuda) Ltd. are the Company’s largest single stockholders.

•	The Nominating and Governance Committee and the Board of Directors determined that Mr. Rochon should be considered an independent director under the meaning of the NYSE rules. Mr. Rochon was an officer or director of various entities which have in the past secured several types of insurance coverage through a subsidiary of CBIZ. However, the commissions paid to this subsidiary in 2008 for the purpose of securing such coverage were not determined by the Nominating and Governance Committee and the Board of Directors to be significant under the NYSE rules governing director independence. No coverage was secured from, and no commissions were paid to, CBIZ during 2009.

Company Leadership Structure

The positions of Chairman of the Board of Directors and Chief Executive Officer are both held by Mr. Gerard. The Board believes the combination of these roles provides the Board with a more comprehensive understanding of ongoing operations and current issues. This structure also facilitates the identification of emerging issues, communication of essential information to the Board and preparation of agendas for the Board. Since our Chairman is an executive officer of the Company, the Board believes it is appropriate to have a lead independent director who, among other things, chairs all executive sessions of our independent directors and facilitates communication between the Board of Directors and the Company’s executive officers. Mr. Rick L. Burdick, our Lead Director, currently serves in this role. It is the Board’s belief that the current composition, committee system and the position of an independent Lead Director effectively maintains Board independence and independent oversight of management and Company performance.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee comprised of three of the Company’s independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the current rules of the NYSE and the SEC that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by Rule 303A of the NYSE Listed Company Manual and by all other applicable laws or rules.

The Audit Committee closely monitors developments in corporate governance, including those arising from the adoption of the Sarbanes-Oxley Act of 2002 (the “Act”) and rules related to the Act. The Audit Committee’s Charter and the Company’s Code of Professional Conduct and Ethics Guide reflect those portions of the Act and attendant rules promulgated by the SEC and the NYSE. The Audit Committee anticipates that changes to its Charter may be necessary from time to time if the SEC and the NYSE adopt additional rules bearing on the duties and activities of the Committee. The Audit Committee Charter and Code of Professional Conduct and Ethics Guide have been posted on the Investor Relations portion of the Company’s website, at www.cbiz.com.

The membership of the Audit Committee changed in 2009 following the retirement of Mr. Harve A. Ferrill from the Board and the Audit Committee. Mr. Slotkin joined the Committee simultaneously with the departure of

Mr. Ferrill. Each of the Audit Committee members have been identified as audit committee financial experts, as defined by the rules and regulations of the SEC, in light of their training, experience, and expertise.

The Audit Committee oversees the Company’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Quarterly results similarly were reviewed and discussed.

The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted U.S. accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not ensure that the Company’s financial statements are presented in accordance with generally accepted U.S. accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or the standards of the Public Company Accounting Oversight Board (the “PCAOB”) or that the Company’s independent accountants are in fact independent.

The Audit Committee received, reviewed, and adopted management’s report assessing the Company’s internal control over financial reporting. The Committee continued to be very active in monitoring management’s efforts to document and assess the Company’s internal controls.

The Audit Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, the effectiveness of internal control over financial reporting, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement of Auditing Standards No. 61, as amended, and as adopted by the PCAOB. In addition, the Audit Committee has discussed with the independent accountant the auditors’ independence from management and the Company including the matters in the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence.

The Audit Committee discussed with both the Company’s internal auditor and independent auditors the overall scope, plans and results of their audit activities. The Audit Committee met regularly throughout 2009 with the independent auditors, and the head of the Company’s Internal Audit staff, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Audit Committee of the Board of Directors

Donald V. Weir, Chairman
Richard C. Rochon
Todd J. Slotkin

Auditor Fees

The Company incurred the following fees for services performed by KPMG LLP in fiscal 2009 and 2008:

Audit Fees:  Fees for the fiscal year 2009 audit and the review of Forms 10-Q billed through December 31, 2009 were $935,330. Fees for the fiscal year 2008 audit and the review of Forms 10-Q billed through December 31, 2008 were $983,000. Audit fees include fees related to the integrated audit of consolidated financial statements as well as SAS 100 quarterly review fees.

Audit-Related Fees:  Audit-related fees of $25,000 were billed for the year ended December 31, 2009. For 2009, audit-related fees were paid for services rendered in connection with the audit of the financial statements of the CBIZ Employee Retirement Savings Plan. Audit-related fees of $25,000 were billed for the year ended December 31, 2008. For 2008, audit-related fees were paid in connection with the audit of the financial statements of the CBIZ Employee Retirement Savings Plan.

Tax Fees:  There were no tax fees billed by KPMG LLP for the years ended December 31, 2009 or December 31, 2008.

All Other Fees:  Fees of $38,494 were paid to KPMG LLP in 2008 in connection with technical training provided to CBIZ Financial Services division personnel. There were no other fees billed for professional services by our independent auditors during fiscal years 2008 through 2009 that are not included in one of the above categories.

Pursuant to its Charter and the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee is responsible for pre-approving all services performed by the Company’s independent auditors, and certain services may not, under any circumstances, be performed for the Company by its independent auditors. KPMG LLP, the Company’s independent auditor, may not be engaged to perform for the Company, and is prohibited from performing for the Company, any prohibited service enumerated in the Act, or in any other law or regulation. In addition, the independent auditor is not permitted to perform services for the Company, whether associated with audit or non-audit functions, unless the services to be provided have been approved prior to their performance by this Committee, except as may otherwise be provided by law or regulation.

However, certain non-prohibited services may be pre-approved by the Audit Committee Chairman personally in advance of full Audit Committee consideration and approval, provided, that each engagement total no more than $20,000 in fees prior to the next regularly scheduled meeting of the Audit Committee, at which time the entire Audit Committee is required to consider and either approve or reject the engagement, provided the engagement otherwise does not appear reasonably likely to compromise KPMG LLP’s independence.

The Audit Committee pre-approved all of the services described above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board has responsibility for establishing, implementing and monitoring the application of its compensation philosophy to the senior management and directors of the Company. At CBIZ, the Senior Management Group (“SMG”) consists of the Company’s executive officers, Senior Vice Presidents, and certain other corporate officers. The Committee’s goal is to ensure that the total compensation paid to the SMG is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to members of this group are similar to those provided to executive officers at other comparable companies. Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer, President, and Chief Financial Officer during fiscal 2009, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers”.

Compensation Philosophy and Objectives

We believe the most effective executive compensation program rewards executives’ contribution in achieving and exceeding specific annual, long-term and strategic goals of the Company, and aligns executives’ interests with those of the stockholders. Moreover, we believe a successful compensation structure will help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains competitive relative to the compensation paid to similarly situated executives at companies of comparable size and complexity. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers should include both cash and equity compensation that reward performance that meets or exceeds established goals.

Total compensation should also reflect an individual’s performance and potential. Performance will generally be measured in accordance with an individual’s goals and objectives as well as their contribution to CBIZ’s corporate goals and initiatives. Such factors as teamwork, new service or product innovation, aggressiveness, mentoring and personal development will strongly influence a non-quantitative component of compensation awards at CBIZ.

Ultimately, compensation paid to members of the SMG will be determined based on the discretionary judgment of the Compensation Committee with input from the CEO, the President, and compensation consultants.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the SMG, and reviews recommendations and makes determinations regarding equity awards to all employees. Decisions regarding the non-equity compensation of employees other than the SMG are made by the Chief Executive Officer and the President. The Chief Executive Officer and the President annually review the performance of each member of the SMG. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion to modify any recommended adjustments or awards to executives.

Setting Executive Compensation

In order to assist the Committee in applying its compensation philosophy and objectives, the Company, at the request of the Committee, engaged Hewitt Associates, an outside human resources consulting firm, to periodically conduct reviews of its compensation program for the SMG. The Company engaged Hewitt Associates to prepare reports regarding these matters in 2002, 2004, and 2006, and consults with the firm on an as-needed basis each year. In 2007 Hewitt Associates was asked by Management to assist the Committee in determining whether or not the triggering mechanism (incentive awards as a function of the range of earnings per share) in the executive incentive compensation plans for the SMG should be modified or updated. Following review of the report and discussion with management, the Committee determined that, commencing in 2008, compensation under such plans would be triggered by a combination of earnings per share related to continuing operations and pre-tax margin improvement results.

In October 2008, Hewitt Associates again analyzed target compensation components and levels for the SMG. This most recent Hewitt Associates analysis compares each element of total compensation for the SMG against two groups. The first is a custom peer group of 44 publicly traded, privately-held, and non-profit professional services, insurance, information technology, medical billing, and other companies reflecting some aspect of CBIZ’s product and service offerings (collectively, the “Compensation Peer Group”). The Compensation Peer Group is periodically reviewed and updated by Hewitt Associates as part of its studies. Because of the large variance in size and business focus among the companies comprising the Compensation Peer Group, regression analysis is used to adjust the compensation data for differences in company revenues. This adjusted value estimates the market value of compensation and is used as the basis of comparison of compensation between CBIZ and the companies in the Compensation Peer Group. The Compensation Peer Group from the 2008 study consists of the following companies, and is based upon their 2007 fiscal year results:

Avaya, Inc.	Ceridian Corporation	US Investigations Services, LLC
Fiserv, Inc.	Equifax Inc.	Travis County
The ServiceMaster Company	The Dunn & Bradstreet Corp.	RehabCare Group, Inc.
Wolters Kluwer U.S.	Maritz, Inc.	IHS Group
Hewitt Associates LLC	Covance	National Western Life Insurance
AMERIGROUP Corporation	Erie Indemnity Company	ACI Worldwide
ABM Industries Incorporated	MoneyGram International, Inc.	The Rand Corporation
Protective Life Corporation	Blue Cross Blue Shield of AZ, Inc.	Affinion Group
Markel Corporation	ChoicePoint Inc.	The Boston Consulting Group, Inc.
Brightpoint, Inc.	Duke Realty Comporation	Experian Services Corp.
Iron Mountain, Inc.	Global Payments Inc.	Indiana Farm Bureau
Andrew Corporation	Viad Corp	The MITRE Corporation
Spherion Corporation	InterContinental Hotels Group	Presbyterian Healthcare Services
American Greetings Corporation	Alfa Corporation	Underwrites Laboratories Inc.
Deluxe Corporation	Zebra Technologies Corporation

The second comparison group consists of several companies included in the “Company Peer Group” reported in the 2007 Form 10-K report for the purpose of comparing five year cumulative total returns. The companies included in this second group are H&R Block, Inc., Paychex, Inc., Arthur J. Gallagher & Co., Ceridian Corporation, Brown & Brown, and The Hackett Group. While the Company has again recently made a change to the companies included in its Form 10-K company peer group, the Compensation Committee believes the foregoing list of companies provides a useful comparison group for compensation purposes. Data regarding this second comparison group was available for positions comparable only to those of the named executive officers, and not to the SMG as a whole.

Since the comparison is made to 2007 fiscal year figures, the Committee anticipates that the results may not be fully reflective of current compensation trends in these two groups. The Committee recognizes that the 2007 data may under-report current compensation in both the Compensation Peer Group and the Company Peer Group, and may result in compensation to the SMG that is lower than the median targeted by the Compensation Committee for the SMG. As a result, the Compensation Committee has determined that it will commission a new study during 2010 to obtain more current and accurate compensation standard comparisons.

Hewitt Associates’ database and statistical methods are helpful to the Committee because they create a broad basis on which to establish the 50th percentile market value compensation targets for the various members of the SMG. Because CBIZ is composed of units in widely different business lines, which are not mirrored in the aggregate by any other precisely comparable individual companies, the regression analysis offered by Hewitt Associates is particularly useful because it creates a possible basis for compensation comparison for our officers from a statistical amalgamation of many companies that otherwise would individually reflect only one facet of our business or which are either too small or too large to serve as fair one-to-one comparators. Taken together, their data provides CBIZ with a benchmark not available from each Compensation Peer Group member company individually.

The Committee generally targets aggregate compensation for the collective SMG at the 50th percentile of total compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group and the Company Peer Group. Variations to this objective in general, and in evaluating compensation targets for individual members of the SMG, may occur as dictated by the experience level of the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, and market factors. Adjustments may also be made on the basis of ancillary compensation data that the Company has obtained from publicly available competitive intelligence, CBIZ acquisition efforts, and other sources of information pertaining to compensation for comparable positions.

A significant percentage of total compensation is allocated to incentives as a result of the Company’s philosophy to maintain a variable compensation model based on both Company and individual performance. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, other than consistency with the 50th percentile target for the aggregate of the various components of total compensation. The Committee reviews information provided by Hewitt Associates, as well as the other sources of information mentioned above, to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

Historically, and in fiscal 2009, the Committee granted a majority of total compensation to CBIZ executive officers in the form of cash, cash-incentive, and equity compensation. The Committee determined that the total compensation programs for most members of the SMG and the named executive officers were very close to the 50th percentile targets of the Compensation Peer Group and were consistent with the median targets within the Company Peer Group. The compensation of certain named executive officers exceeded the 50th percentile targets of the Compensation Peer Group, but was comparable to the 50th percentile targets based upon the compensation data of the Company Peer Group. In addition, the Committee believes that to the extent compensation was paid in excess of median Compensation Peer Group levels, such payments were appropriate because they are comparable to the median targets derived from the Company Peer Group, and because they serve as a retention mechanism and as recognition of the continued leadership contributions of the individuals concerned. The Committee and management believe that this approach is necessary in order to stay competitive and to retain key talent needed to ensure the long-term success of the Company.

2009 Executive Compensation Components

For the fiscal year ended December 31, 2009, the principal components of compensation for named executive officers were:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive compensation;

•	deferred compensation and retirement savings plans;

•	participation in the CBIZ 2007 Employee Stock Purchase Plan; and

•	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. As in past years, we continued to compare the compensation of the members of the SMG to the Compensation Peer Group and the Company Peer Group, and to target compensation at the 50th percentile, with salaries changing if called for by the Company’s ancillary compensation data.

During its review of base salaries for each member of the SMG, the Committee primarily considers:

•	market data and analysis provided by Hewitt Associates;

•	market information from acquisition discussions, new hires, and other ancillary sources;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Promotions or changes in job responsibility may also result in modifications to an executive’s salary level. Merit-based salary increases are based on the evaluation and recommendation of the CEO and the President, and ultimately upon the Committee’s own assessment of an individual executive’s performance.

Performance-Based Incentive Compensation

The 2002 CBIZ, Inc. Stock Incentive Plan (the “2002 SIP”) was approved by the Company’s stockholders at the 2002 Annual Meeting of Stockholders and is the successor plan to the 1996 Century Business Services, Inc. Stock Option Plan, which was subsumed by the 2002 SIP. The 2002 SIP was amended and restated to clarify that the Plan did not permit issued options to be repriced, replaced, or regranted through cancellation or by lowering the option exercise price of a previously granted award. The Amended and Restated 2002 SIP gives the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the SMG and other key employees throughout the Company. The 2002 SIP encourages the growth of stockholder value and allows key employees to promote and benefit from the long-term growth and profitability of CBIZ.

The 2002 SIP gives the Committee the sole authority to grant participants shares of CBIZ Common Stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. The Committee has awarded performance bonuses under the 2002 SIP through the adoption of Annual Executive Incentive Plans (“EIP”). The Committee also has awarded stock options and restricted stock as long-term equity incentive compensation. Members of the SMG are granted equity awards based on their performance during the prior year and in accordance with the Company’s Long-Term Equity Incentive program.

Members of the SMG receive cash incentive compensation under the 2002 SIP and attendant EIP. As discussed in detail in the section titled CBIZ Annual Executive Incentive Plan below, in 2009, this cash incentive compensation component consisted of a Financially Based Award and an Individual Performance Award dependent on the Company’s financial performance results in terms of diluted earnings-per-share from continuing operations (“continuing EPS”) and as a function of the Company’s margin improvement. The Committee believes that this methodology directs the SMG’s focus toward ensuring the correct balance of revenue growth and margin improvement. The Committee’s adjustment of the EIP award mechanism was supported by the results of the 2007 Hewitt Associates study regarding typical incentive plan design characteristics, trends in current incentive plan designs, and alternatives that might better suit the Company’s focus on matters other than revenue growth as reflected in EPS improvement.

Members of the SMG are also eligible to receive additional merit-based cash bonuses which are issued under the authority of the 2002 SIP based upon the evaluation and recommendation of the CEO and/or the President, and ultimately upon the Committee’s own assessment of an individual executive’s performance.

Prior to 2006, stock options vested 20% on each of the five anniversaries following the grant date. Options expired six years after the date of grant. Beginning in 2006, options have been awarded to vest 25% on each of the four anniversaries following the grant date and to expire six years after the date of grant. Prior to 2006, restricted shares were granted with restrictions that lapsed 33% on each of the third, fourth, and fifth anniversaries following the date of grant. Since 2006, restrictions were set to lapse in 25% increments on each of the four anniversaries following the grant date. The Committee agreed with a management recommendation, formulated after considerable discussion with operating unit business unit leaders (“BULs”) and other high performers at the unit level, that to be a meaningful and tangible equity incentive to these individuals and to maintain a program that is more consistent with typical incentive plan practices, the vesting period of stock option awards and restricted periods of restricted stock awards needed to be slightly shortened. The Committee generally applies these vesting principles to its equity grants, although more rapid vesting of both options and restricted stock have been made from time to time for reasons such as an incentive to induce employment with the Company or as a reward for exemplary personal performance or commitment.

All stock options have an exercise price equal to the closing price of CBIZ stock on the date of grant. Annual awards of stock options to the SMG, and at times certain other corporate officials and practice group managers, are considered at the Committee’s regularly scheduled meeting in February, and then tabled until the Committee can consider all other performance grants to BULs and other high performers within the Company under its annual grant program. The Committee adopted this procedure to avoid inequities in option pricing that might occur if awards to these respective groups were not granted simultaneously. After recommendations for operating unit-level grants are solicited and vetted by management, they are presented along with the underlying reasons supporting them to the Committee for review and action. Recommendations for all annual equity incentive grants are considered by the Committee at a special telephonic meeting typically held between April and May of each year.

The Committee has never granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

Vesting rights, restriction lapses, rights to exercise, terms related to the events of death, disability or retirement, rules related to equity grant expiration and termination, and all other terms and conditions related to option and restricted stock awards are set out in the terms of the 2002 SIP and the option and restricted stock agreements which executives must sign in order to preserve their equity grants. All recipients of equity grants must agree to certain restrictive covenants that prevent the executive, upon leaving CBIZ, from soliciting clients and employees of CBIZ or its subsidiaries for a period of two years.

Management’s recommendations to the Committee regarding equity grants to newly hired or promoted executives are presented to the Committee at the next regularly scheduled Committee meeting following the promotion or the completion of an agreement to hire the executive. On occasion, the Committee will award grants through written action without a meeting.

CBIZ Annual Executive Incentive Plan

The EIP is an annual cash incentive program adopted by the Committee under the authority of the 2002 SIP. The EIP provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to Committee oversight and modification. At its regular February meeting each year, the Committee considers whether an EIP should be continued and, if so, approves the members of the SMG eligible to participate in the EIP and sets incentive levels based on the participant’s position, management authority over and accountability for operations or corporate processes, and potential to impact revenue or expenses.

In 2009, the EIP calculated cash incentive awards as a function of the Company’s pre-tax margin improvement as well as its EPS growth. As in prior years, under the Financially Based Award component of the EIP in effect for 2009, Target Award (“TA”) opportunities are established as a percentage of each executive’s base salary, and are subject to a Target Multiplier (“TM”) that increases or reduces award opportunities based on the Company’s ability to exceed, meet, or fail to meet predetermined targets. In 2009, the predetermined targets consisted of a diluted continuing EPS target related to continuing operations (“EPS Target”) and a pre-tax margin related to continuing operations improvement target (“MA Target”). Seventy per cent (70%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the EPS Target and thirty per cent (30%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the MA Target. The TA opportunities for members of the SMG, assuming the Company’s final EPS results related to continuing operations coincide with the EPS Target and margin improvement results coincide with the MA Target, range from 40% to 75% of base salary. The TM range for the EPS Target may reduce the awards to 0% or increase the awards to 200% of the EPS Target-related portion of an executive’s bonus opportunity. The TM range for the MA Target may reduce the awards to 0% or increase the awards to 200% of the MA Target-related portion of an executive’s bonus opportunity. For fiscal 2009, 100% of each named executive officer’s EIP award was based upon achievement of corporate financial objectives relating to EPS Targets and MA Targets.

The 2009 EIP also contained an additional Individual Performance Award component, under which each member of the SMG (other than the CEO) could have earned up to an additional 25% of the executive’s base Target Award for extraordinary individual performance. Measurement of individual performance under this component was based upon the CEO’s assessment of an executive’s performance related to the individual’s personal contributions toward the achievement of the Company’s financial results. The CEO’s recommendations and underlying assessments were presented to the Committee, and the Committee had the opportunity to accept, reject, or modify the recommendations. In 2009, the Committee accepted the CEO’s recommendations.

Upon completion of the fiscal year, the Committee reviewed the EPS from continuing operations and margin improvement performance of the Company, determined the TMs applicable to the group’s respective TAs, determined the applicable Individual Performance Award percentage, and calculated the EIP earned for each member of the participating group.

For 2009, the Committee set the EPS Target at $.57 to $.58 per share from continuing operations, before an adjustment for the accounting change related to the Company’s convertible bond. This represented a minimum 7.5% increase above the normalized 2008 results of $.53 per share. For the covered executives to earn any EIP Target-related bonus for 2009, the Company was required to post results that were approximately 94.7% of the EPS Target, or $.54 per share. In order to earn the maximum possible EIP bonus, the Company’s results would have had to exceed the EPS Target by approximately 12.3%, i.e. $.64 per share. The Committee believes these EPS Targets and MA Targets are consistent with the EIP’s purpose in encouraging the achievement of long-term performance improvements in the Company’s financial results.

For 2009, the Committee set the MA Target at 7.6% to 7.7%, before an adjustment for the accounting change related to the Company’s convertible bond. This is roughly equivalent to the 2008 results of 7.7%. The Committee determined that this approximately static target was appropriate given the challenges of the general economy and of the Company’s target client group in particular. For the covered executives to earn any MA Target-related bonus for 2009, the Company was required to post results that were approximately 96% of the MA Target, or a 7.3% pre-tax margin result. In order to earn the maximum possible EIP bonus, the Company’s results would have had to exceed the MA Target by approximately 9.2%, or a pre-tax margin result of 8.3%.

The range of potential Target Multipliers applicable to 2009 is set out in the table below.

Earnings Per Share Component	Multiplier	Pre-Tax Margin Component	Multiplier

$.54	0.7	7.3	0.7
$.55	0.8	7.4	0.8
$.56	0.9	7.5	0.9
$.57	1.0	7.6	1.0
$.58	1.0	7.7	1.0
$.59	1.1	7.8	1.1
$.60	1.3	7.9	1.3
$.61	1.4	8.0	1.5
$.62	1.5	8.1	1.7
$.63	1.7	8.2	1.8
$.64 and above	2.0	8.3 and above	2.0

EPS and margin targets are represented before an adjustment for the accounting change related to the Company’s convertible bond pursuant to FASB ASC 470-20 (accounting for convertible securities). The impact of this change on EPS targets was $.04 per share and the impact on margin targets was 50 BP. In addition, the targets were affected by discontinuation of certain technology business operations.

Diluted EPS results related to continuing operations for 2009 were $.56 per share after the adjustment for the accounting change related to the Company’s convertible bond issuance and discontinued operations. However, the EIP must be self funding, and as a result, the EPS Target Multiplier was set at 0.8. Pre-tax margin results related to continuing operations were 7.5% for 2009 after the adjustment for the accounting change related to the convertible bond, and therefore the MA Target Multiplier was determined to be 0.9.

For each of the named executive officers, the Target Awards, applicable Target Multiplier, Individual Performance Adjustments, and EIP Bonuses for 2009 performance were:

		Base		Max.		70% Based on EPS			30% Based on Margin
		Target	Base	Indiv.		70% of			30% of
		Award	Target	Perform.		Base	Target	EPS-	Base	Target	Margin-	Total
	2009	(% Base	Award	Award		Target	Multi-	Based	Target	Multi-	Based	EIP
Name	Base Pay	Pay)	($)	($)		Award	plier	Award	Award	plier	Award	Bonus

Steven L. Gerard	$675,000	75	506,250	n/a		354,380	0.8	283,500	151,880	0.9	136,690	420,190
Jerome P. Grisko, Jr.	$505,000	60	303,000	75,750		212,000	0.8	169,680	90,900	0.9	81,810	327,240
Ware Grove	$392,000	50	196,000	49,000		137,200	0.8	109,760	58,800	0.9	52,920	211,680
Robert O’Byrne	$453,000	50	226,500	42,630	[1]	158,550	0.8	126,840	67,950	0.9	61,155	230,625
David Sibits	$456,000	50	228,000	42,700	[2]	159,600	0.8	127,680	68,400	0.9	61,560	231,940

(1)	Maximum Individual Performance Award is 56,630. Actual figure reported here shows 25% reduction discussed below.

(2)	Maximum Individual Performance Award is 57,000. Actual figure reported here shows 25% reduction discussed below.

With respect to the Individual Performance Award component of the EIP, the Compensation Committee determined that a predetermined percentage of the base pay of the SMG should be granted to them if they are determined to achieve financial and certain non-financial goals set jointly by the CEO and the Compensation Committee. The CEO is not personally eligible to obtain any bonus based upon the Individual Performance Award component of the EIP, as he personally assists the Committee in determining whether or not each member of the SMG is entitled to his or her proposed Individual Performance Award. The CEO does not recommend compensation levels for himself, and such determinations are solely within the control of the Compensation Committee.

In making the annual determination of the minimum, target and maximum levels, the Committee considers any appropriate factor, including but not limited to anticipated risks and rewards, performance metrics, internal revenue and margin estimates, as well as specific circumstances facing the Company during the coming year. The judgment of the Committee, as well as that of the CEO in his role of assisting the Committee, in determining whether or not the members of the SMG have met their goals and fulfilled their duties throughout the year, constitutes an exercise of both objective investigation as well as discretion. The goals set for these executives included achieving budgetary targets for the operations under their direction mitigated by any events or reasons outside their control that caused any failure to meet budget targets, meeting or exceeding cross-serving program goals for the operations under their control, generating acquisition opportunities, meeting the requirements of the “One CBIZ” client service model, working together as a coherent and mutually supportive senior management team, and meeting expectations related to leadership performance.

Awards made to named executive officers under the EIP for performance in 2009 are reflected in column (g) of the Summary Compensation Table on page 27.

In 2009 the Committee indicated that the President and the CFO were eligible to receive their full Individual Performance Awards of up to 25% of their Base Target Awards due to their exemplary performance in fulfilling their goals and duties throughout the year, working together with the CEO as a coherent and mutually supportive senior management team, and meeting the Committee’s leadership performance expectations. Reductions in the bonuses payable under the plan were made for the heads of the Financial Services and the Employee Services divisions. The Committee determined that their respective failures to meet higher internal budgeted performance expectations was grounds for a reduction of their EIP awards by 5.8% through a reduction in each of their Individual Performance Awards by 25%. Reductions were also incurred by the remaining members of the SMG.

Merit Bonuses

Promotions, changes in job responsibility, and extraordinary program achievements may also result in a merit-based bonus that is not awarded pursuant to the authority of the 2002 SIP. Merit-based bonuses are based, in the case of the CEO, on the evaluation of the Compensation Committee, and in the case of members of the SMG other than the CEO, on the recommendation of the CEO and the President, subject to the Committee’s approval.

Special merit bonuses, as set out in column (d) of the “Summary Compensation Table” on p. 27, were paid to the CEO, the President, and the CFO on the basis of their performances in 2009. These awards were granted by the Committee in recognition of their achievements in, and relative responsibility for, leading the Company through eight consecutive years of growth in revenue, earnings, earnings per share, and cash earnings related to continuing operations. The Committee recognized that these accomplishments occurred during another very challenging year for the economy in general, and for the CBIZ target client groups in particular. The awards were also provided as recognition of their key roles in developing and driving the growth strategies of the Company. The Committee did not use a mathematical model for determining the amount of compensation that should be awarded for these efforts and successes, but agreed that awards, amounting to approximately 16.4%, 13.8%, and 4.7% of the otherwise combined base and bonus compensation for the year, of the CEO, President, and CFO respectively, were reasonable awards for these otherwise uncompensated achievements. In each case, the executives’ total bonus for 2009 was less than that received in 2008.

Long-Term Incentive Compensation

Stock Option and Restricted Stock Programs

The Stock Option and Restricted Stock Programs enable the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

Equity awards are determined based on market data and vary among participants based on their positions and functions within the Company. Option awards vest, restrictions on stock awards lapse, grants are awarded, conditions and terms apply, and pricing is set by the Compensation Committee according to the procedures described on pp. 19-20.

The Hewitt Associates 2008 study indicates that CBIZ’s long-term incentive compensation in the form of stock option or restricted stock grants overall now falls around the targeted 50th percentile of long-term equity incentive compensation paid to similarly situated executives within the Compensation Peer Group. Hewitt Associates noted that the long-term equity compensation values awarded by the Company generally fell between the 25th and 50th percentile awards of the Company Peer Group companies to their named executive officers. The study also indicates that the Company’s use of stock options and restricted stock for the SMG is in line with market trends. The 2009 awards for the named executive officers are set out in the “Grants of Plan Based Awards” table on p. 30.

Deferred Compensation and Retirement Savings Plans

Retirement Savings Plan

The CBIZ Retirement Savings Plan (the “Savings Plan”) is a tax qualified retirement savings plan pursuant to which all U.S. based associates, including the named executive officers, are able to contribute the lesser of up to 80% of their annual salary or $15,000 (plus an additional $5,000 if the participant was at least 50 years old) to the Savings Plan on a before tax basis. The Company will match 50% of the first 6% of pay that is contributed to the Savings Plan. Employees are permitted to become participants in the Savings Plan after 60 days of employment. Employer matching payments commence after participants have been employed for one year. Employer contributions on behalf of participants are fully vested after a participant has been employed for three years. Participants deposit savings in one or more of 20 stock and bond investment funds. The 2009 at-market annual rates of return of the investment choices available to participants ranged from 4.75% to 63.2%, depending on each participant’s fund selections.

Non-qualified Deferred Compensation Plan

The named executive officers, as well as any other member of the SMG, any BUL and any other employee scheduled to earn more than $200,000 annually are entitled to participate in the CBIZ Employee Non-qualified Deferred Compensation Plan. Pursuant to this deferred compensation program, eligible employees can defer up to 100% of any bonus and commission payments, as well as up to 25% of their base compensation. There is no employer match in this program.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Our deferred compensation arrangements have been revised to comply with Section 409A of the Internal Revenue Code. For additional information about this plan, please refer to the discussion beginning on p. 32.

CBIZ 2007 Employee Stock Purchase Plan

At the 2007 Annual Meeting, stockholders approved the CBIZ 2007 Employee Stock Purchase Plan (“ESPP”), under which employees may purchase CBIZ stock at a 15% discount, and may contribute up to $21,250 toward purchases of stock by payroll deduction or otherwise, in accordance with the terms of the ESPP. The named executive officers and all other members of the SMG are entitled to participate in the ESPP, along with and upon the same terms as all other qualified employees of CBIZ subsidiaries.

Perquisites and Other Personal Benefits

The Company provides the named executive officers and other members of the SMG with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Certain of the named executive officers are provided with the use of Company automobiles, tax preparation assistance, participation in the plans and programs described above, long-term disability plans, life insurance, an excess liability umbrella insurance policy, an executive health program, the use of Company golf club memberships for personal use, and tax gross-up payments. Other perquisites are noted in the Other Compensation table on p. 28. The SMG, like all full-time employees of the Company, are provided with a death benefit program that provides for a payment of up to $50,000 in the event of death during employment. This program is provided to all full-time employees at no charge, and the enrollment of the named executive officers in this program has been determined by the Company to have no aggregate incremental cost. When the named executive officers use the Company’s golf club memberships for personal use, they reimburse CBIZ for any and all charges incurred in connection with their personal use. The occasional personal use of these memberships has been determined by the Company to have no aggregate incremental cost. In addition, the CEO is provided with certain hotel, airfare, car transportation, and other travel-related services, a portion of which, plus tax gross-up payments, are attributed to the CEO as income.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2009, are included in column (i) of the “Summary Compensation Table” on p. 27. The Company has entered into employment agreements or severance protection agreements with certain key employees, including several of the named executive officers. These agreements are designed to promote stability and continuity of key members of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the headings “Employment or Other Agreements” on p. 28 and “Potential Payments upon Termination or Change in Control” on p. 33.

Comparison of Compensation to Targets

As previously stated, the Committee generally targets aggregate compensation for the collective SMG at the 50th percentile of total compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective in general, and in evaluating compensation targets for individual members of the SMG, may occur as dictated by the experience level of the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, continued leadership contributions, talent retention concerns, and other market factors.

The compensation levels of the named executive officers generally compare fairly to the Committee’s aggregate targets for their respective positions. When comparing the aggregate compensation of the named executive officers to the 50th percentile targets of the 2008 Hewitt Associates study, the Committee did not believe that the special merit bonuses should be included, since merit pay for such special achievements noted did not appear to be reflected in the study’s results.

The CEO’s total compensation in 2009, including the grant date fair value of long-term equity grants but excluding the special merit bonus in 2009 and reimbursement of expenses included in “other compensation” which the Company is contractually obligated to pay, was $1,845,990, compared with the 2008 Hewitt study’s 50th percentile total compensation targets, including long-term incentive equity grants, of $2,037,300 for the Compensation Peer Group and $2,164,356 for the Company Peer Group. If the special merit bonus for the year is included in these comparisons, the CEO’s total compensation remains consistent with these median target values. The Committee noted that the Hewitt data relates to compensation standards current in 2007, and therefore believes that the compensation targets for both the Compensation Peer Group and the Company Peer Group underreport actual compensation standards current in 2009. The Committee concluded that the CEO’s total compensation is consistent with the Committee’s stated goals and standards, but may be set at a rate lower than the median target level.

The President’s total compensation, including the grant date fair value of equity grants but excluding the special merit bonus in 2009, was $1,366,369 compared with the 2008 Hewitt study’s 50th percentile total compensation targets, including long-term incentive equity grants, of $1,041,200 for the Compensation Peer Group and $1,504,598 for the Company Peer Group. The Committee felt the difference in compensation over the Compensation Peer Group target was acceptable, given the President’s excellent performance and as a method of addressing retention and succession concerns. The Committee noted that if the special merit bonus were included in the President’s total compensation for comparison purposes, the total would still amount to less than the median target level of the Company Peer Group. Again, the Committee noted that the Hewitt data relates to compensation standards current in 2007, and therefore believes that the compensation targets for both the Compensation Peer Group and the Company Peer Group underreport actual compensation standards current in 2009. The Committee considered the President to be appropriately compensated consistent with its standards.

The CFO’s total compensation, including the grant date fair value of equity grants but excluding the special merit bonus in 2009, was $1,018,697, compared with the 2008 Hewitt study’s 50th percentile total compensation targets, including long-term incentive equity grants, of $801,100 for the Compensation Peer Group and $1,102,897 for the Company Peer Group. The Committee indicated that the difference in compensation over the Compensation Peer Group target was acceptable in light of the CFO’s performance level and as a method of addressing retention. The Committee noted that the CFO’s compensation was approximately equivalent to the Company Peer Group median compensation for CFOs, even if the special merit bonus were included for comparison purposes. The Committee again recognized the likelihood that the Hewitt compensation standards underreport 2009 compensation levels. As such, the Committee considered the CFO to be fairly compensated under its standards.

The Employee Services division President’s total compensation in 2009, including the grant date fair value of equity grants, was $1,031,540, compared with the 2008 Hewitt study’s 50th percentile total compensation targets, including long-term incentive equity grants, of $778,700 for the Compensation Peer Group and $1,453,189 for the Company Peer Group division presidents. The Committee noted that this compensation package was considerably less than the median target level of the Company Peer Group. Moreover, market data available to the Committee through our acquisition discussions and publicly available competitive intelligence indicate that compensation packages at the current, and even greater levels, are commonly available to those holding similar positions at outside organizations. The Committee also considered the likelihood that Hewitt compensation standards underreport 2009 compensation levels. For these reasons, the Committee concluded that the President of the Employee Services Division was compensated in a manner that was consistent with Committee targets.

The Financial Services division President’s total compensation in 2009, including the grant date fair value of equity grants, was $1,045,685, compared with the 2008 Hewitt study’s 50th percentile total compensation targets, including long-term incentive equity grants, of $901,100 for the Compensation Peer Group and $1,453,189 for the

Company Peer Group division presidents. The Committee noted that this compensation package was considerably less than the median target level of the Company Peer Group, that market data available to the Committee through our acquisition discussions and publicly available competitive intelligence indicate that compensation packages at this level are commonly available to those holding similar positions at outside organizations, and that the Hewitt compensation standards probably underreport 2009 compensation levels. For these reasons, the Committee concluded that the President of the Financial Services Division was compensated in a manner that was consistent with Committee targets.

The Compensation Committee has set 2010 base compensation levels at 2009 levels for the named executive officers, and did not raise any base compensation for any member of the SMG.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the qualified incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve an executive’s total package consisting of a combination of the available compensation components that will not meet these requirements. The Committee may approve of such a package in order to ensure competitive levels of total compensation for its executive officers. In this regard, for fiscal 2009, the amount of base salary and other payments not made in connection with a qualified incentive plan in excess of $1,000,000 for any named executive officer was not deductible for federal income tax purposes.

Accounting for Stock Based Compensation

Beginning on January 1, 2006, the Company began accounting for any stock-based awards or payments under its 2002 SIP and prior stock option plan in accordance with the requirements of FASB ASC Topic 718.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, recommended to the Board of Directors that it be included in the Company’s proxy statement.

Compensation Committee of the Board of Directors

Joseph S. DiMartino, Chairman
Richard C. Rochon
Todd Slotkin
Benaree Pratt Wiley

Summary Compensation Table

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
					Restricted	Stock	Incentive	Deferred
					Stock	Option	Plan	Compensation	All Other[5]
Name and			Salary	Bonus[1]	Awards[2]	Awards[2]	Compensation[3]	Earnings[4]	Compensation	Total
Principal Position	Year		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Steven L. Gerard PEO Chairman & CEO	2009		675,000	179,810	308,000	442,800	420,190	0	265,321	2,291,121
	2008		650,000	397,250	296,280	437,250	477,750	0	280,615	2,539,145
	2007		625,000	250,000	181,680	347,600	515,525	0	230,128	2,149,933
Jerome P. Grisko, Jr. President & COO	2009		505,000	114,760	231,000	270,600	327,240	0	32,529	1,481,129
	2008		490,000	178,000	222,210	278,250	361,620	0	36,900	1,566,980
	2007		468,000	140,000	136,260	221,200	379,080	0	15,822	1,360,362
Ware Grove, PFO SVP, CFO	2009		392,000	28,320	192,500	184,500	211,680	0	38,017	1,047,017
	2008		380,000	66,500	172,830	190,800	233,500	0	41,309	1,084,939
	2007		364,000	50,000	105,980	151,680	245,700	0	16,934	934,294
Robert O’Byrne President, Employee Services	2009		453,000	0	161,700	177,120	230,620	0	9,100	1,031,540
	2008		433,000	6,150	172,830	190,800	266,300	0	8,705	1,077,785
	2007		416,000	20,000	105,980	151,680	280,800	0	10,131	984,591
David Sibits President, Financial Services	2009		456,000	0	161,700	177,120	231,940	0	18,925	1,045,685
	2008		442,000	28,170	123,450	79,500	271,830	0	5,515	950,465
	2007	[6]	268,894	25,000	88,320	61,400	180,159	0	340	624,113

(1)	Represents a special merit bonus approved by the Compensation Committee. The bases for these bonuses are stated in the “Comparison of Compensation to Targets” section of the Compensation Discussion and Analysis.

(2)	Represents the grant date fair value as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual.

(3)	Pursuant to the applicable year’s EIP adopted by the Compensation Committee in advance of that year’s performance, which incentive compensation plans were established pursuant to the 2002 SIP.

(4)	CBIZ does not maintain a defined benefit or pension plan other than its 401k retirement savings plan. See, Non-qualified Deferred Compensation table, on p. 32 for additional information. No preferential payments are made by the Company to the participants of the plan, including the SMG.

(5)	See, Other Compensation table, on p. 28.

(6)	Partial year of employment.

Other Compensation

		Perquisites						Company
		and Other						Contributions	Automobile		Tax
		Personal				Insurance		to	Adjustments & Car		Gross-Up
		Benefits		Airfare	Hotel	Premiums		401(k) Plans	Service		Reimbursement	Total
Name	Year	($)		($)	($)	($)		($)	($)		($)	($)

Steven L. Gerard	2009	6,763	[1]	31,157	13,230	73,099	[2]	7,350	35,065	[3]	98,657	265,321
	2008	7,605	[1]	34,220	12,567	73,154	[2]	6,900	25,069	[3]	121,000	280,615
	2007	7,023	[1]	22,383	12,597	72,029	[4]	6,750	13,357	[3]	95,989	230,128
Jerome P. Grisko, Jr.	2009	—		—	—	1,750	[5]	7,350	12,926	[7]	10,503	32,529
	2008	2,646	[6]	—	—	1,805	[5]	6,900	10,503	[7]	15,046	36,900
	2007	—		—	—	680	[8]	6,750	8,392	[7]	—	15,822
Ware Grove	2009	—		—	—	1,750	[5]	7,350	14,292	[7]	14,625	38,017
	2008	1,950	[9]	—	—	1,805	[5]	6,900	10,621	[7]	20,033	41,309
	2007	—		—	—	680	[8]	6,750	9,504	[7]	—	16,934
Robert O’Byrne	2009	—		—	—	1,750	[5]	7,350	—		—	9,100
	2008	—		—	—	1,805	[5]	6,900	—		—	8,705
	2007	100	[10]	1,561 [11]	—	680	[8]	6,750	—		1,040	10,131
David Sibits	2009	5,421	[6]	—	—	1,750	[5]	7,350	—		4,404	18,925
	2008	—		—	—	1,805	[5]	3,710	—		—	5,515
	2007	—		—	—	340	[8]	—	—		—	340

(1)	Includes payments or reimbursement for meals, telephone service, valet services, and tax consulting services.

(2)	Life insurance premium for policy required under employment contact. Also includes premium payment for Executive Group Personal Excess Liability Insurance policy written for coverage of $10 million given to all members of the Board of Directors and the SMG, which coverage was instituted in the fourth quarter of 2008, and Long-Term Disability Insurance premium.

(3)	Includes livery services and leased auto adjustment.

(4)	Life insurance premium for policy required under employment contact. Also includes Long-Term Disability Insurance premium payment.

(5)	Includes premium payment for Executive Group Personal Excess Liability Insurance policy written for coverage of $10 million given to all members of the Board of Directors and the SMG, which coverage was instituted in the fourth quarter of 2008, and Long-Term Disability Insurance premium.

(6)	Cost of Executive Health Program available to members of the SMG.

(7)	Leased auto adjustment.

(8)	Long-Term Disability Insurance premium payment.

(9)	Price of entertainment tickets.

(10)	Airline club fee.

(11)	Spousal travel.

Employment or Other Agreements

Mr. Gerard’s original employment agreement was amended by the First Amended and Restated Employment Agreement, executed March 22, 2007. It extended the term of the original employment agreement to be ongoing and continued the terms of Mr. Gerard’s original October 11, 2000 contract by setting base salary at a minimum of $500,000 per year, with a minimum bonus of $150,000 that was required through 2003, in the absence of any approved performance-based incentive bonus plan such as the EIP. Other terms of the original contract were also continued, including an automobile allowance, participation in CBIZ welfare, incentive plans, maintenance of a $2,000,000 life insurance policy, and reimbursement for certain travel and housing expenses. Consistent with the original contract, if the agreement is terminated by CBIZ without cause or by Mr. Gerard for good reason based on a material alteration of his job duties, a reduction in his base compensation, or a material breach of his agreement, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, (2) a cash payment equal to two times the sum of his then current base salary and average bonus paid in the three year period preceding the year of termination, (3) maintenance of health and life insurance coverage, and (4) other amounts due through the date of termination. If the agreement is terminated by CBIZ or by Mr. Gerard for good reason related to a change in control of CBIZ, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, (2) a cash payment equal to 2.99 times the sum of his then current base salary and average bonus paid in the three year period preceding the year of termination, (3) maintenance of health and life insurance coverage, and (4) other amounts due through the date of termination. If the agreement is terminated by CBIZ with cause or by Mr. Gerard without good reason, as defined by the contract, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, and (2) other amounts due through the date of termination. The contract contains restrictive covenants that obligate Mr. Gerard to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, and (3) avoid disparagement of the Company.

Mr. Grisko’s Amended Severance Protection Agreement, executed December 31, 2008, maintains most of the same employment terms as the original Severance Protection Agreement, dated February 1, 2000, but contains amendments designed to address certain issues related to Code Sections 162(m) and 409A. The Amended Agreement continues to entitle him to receipt of an automobile allowance, and participation in CBIZ welfare, pension and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause (including termination resulting from a change of control), or upon a request by the Chairman of the Board that Mr. Grisko resign. Severance would include (1) a cash payment equal to two times the sum of his current year base pay plus the average of his bonus payments for the prior three years, (2) continued participation for two years in CBIZ health and welfare benefit plans, (3) immediate vesting of, and ability to exercise, any unvested but previously granted stock options, (4) receipt of title to any company vehicle then in use by Mr. Grisko, and (5) payment of club membership dues to a private club of his choosing. Mr. Grisko has voluntarily declined to accept club membership dues at this time. The contract contains restrictive covenants that obligate Mr. Grisko to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, (3) abide by a two-year employee, customer, and supplier nonsolicitation and noninterference term, and (4) avoid disparagement of the Company.

Mr. Grove’s employment agreement, executed December 12, 2000, provides for payment of a base salary, continuing discretionary bonuses, an automobile allowance, and participation in CBIZ welfare, pension and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause, or upon voluntary termination due to a change of control. Severance would include (1) continued payment for a period of one year of Mr. Grove’s base salary at the time of termination, and (2) continued participation for one year in CBIZ health and welfare benefit plans, and (3) immediate vesting of, and ability to exercise, any unvested but previously granted stock options. The contract contains restrictive covenants that obligate Mr. Grove to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, (3) abide by a one-year non-compete, and one-year employee, customer, and supplier nonsolicitation and noninterference term, and (4) avoid disparagement of the Company.

Mr. O’Byrne was originally employed under an executive employment agreement attendant to the sale of his business to CBIZ. This agreement has expired, with the exception of certain restrictive covenants contained therein. Under the CBIZ Executive Severance Policy, Mr. O’Byrne is entitled to six months base pay if he is terminated other than for cause, or twelve months base pay if he is terminated in the event of a change in control. Mr. Sibits is entitled to participate in the compensation programs available to the SMG, and has committed to restrictive covenants comparable to those of Mr. O’Byrne. Under his Confidentiality, Non-solicitation and Non-competition Agreement, Mr. Sibits is entitled to twelve months base pay if he is terminated other than for cause, and he is entitled to twelve months base pay pursuant to the CBIZ Executive Severance Policy if he is terminated in the event of a change in control.

2009 Grants of Plan-Based Awards

								All Other	All Other		Grant
								Stock	Option		Date
								Awards:	Awards:	Exercise	Fair
								Number of	Number of	or Base	Value of
		Estimated Future Payouts Under			Estimated Future Payments Under			Shares of	Securities	Price of	Stock and
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Option	Option
	Grant	Threshold[1]	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards[2]
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Steven L. Gerard	1-1-09	354,322	506,250	1,012,500	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-4-09	n/a	n/a	n/a	n/a	n/a	n/a	40,000	n/a	n/a	308,000
	5-4-09	n/a	n/a	n/a	n/a	n/a	n/a	n/a	180,000	7.70	442,800
Jerome P. Grisko, Jr.	1-1-09	287,850	378,750	681,750	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-4-09	n/a	n/a	n/a	n/a	n/a	n/a	30,000	n/a	n/a	231,000
	5-4-09	n/a	n/a	n/a	n/a	n/a	n/a	n/a	110,000	7.70	270,000
Ware Grove	1-1-09	186,200	245,000	441,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-4-09	n/a	n/a	n/a	n/a	n/a	n/a	25,000	n/a	n/a	192,500
	5-4-09	n/a	n/a	n/a	n/a	n/a	n/a	n/a	75,000	7.70	184,500
Robert O’Byrne	1-1-09	216,600	283,130	513,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-4-09	n/a	n/a	n/a	n/a	n/a	n/a	21,000	n/a	n/a	161,700
	5-4-09	n/a	n/a	n/a	n/a	n/a	n/a	n/a	72,000	7.70	177,120
David Sibits	1-1-09	215,180	285,000	509,630	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-4-09	n/a	n/a	n/a	n/a	n/a	n/a	21,000	n/a	n/a	161,700
	5-4-09	n/a	n/a	n/a	n/a	n/a	n/a	n/a	72,000	7.70	177,120

(1)	Represents range of potential payouts under the EIP. All awards under the EIP are at risk, therefore potential award is $0.00 for each participant if all minimum performance levels are not achieved. Threshold values assume lowest award possible assuming Company achieves minimum EPS and MA Targets and that full Individual Performance Award is granted.

(2)	Represents grant date fair value of stock options and restricted stock awards as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market
								Plan	or Payout
			Equity					Awards:	Value of
			Incentive					Number of	Unearned
			Plan Awards:				Market	Unearned	Shares,
			Number of			Number of	Value of	Shares,	Units or
	Number of	Number of	Securities			Shares or	Shares or	Units or	Other
	Securities	Securities	Underlying			Units of	Units of	Other	Rights That
	Underlying	Underlying	Unexercised	Option		Stock That	Stock That	Rights	Have
	Unexercised	Unexercised	Unearned	Exercise		Have Not	Have Not	That Have	Not
	Options	Options	Options	Price	Option	Vested	Vested	Not Vested	Vested
Name	(#) Exercisable	(#) Unexercisable	(#)	($)	Expiration Date*	(#)	($)	(#)	($)

Steven L. Gerard	0	n/a	180,000[1]	7.70	05-04-2015	40,000[2]	308,000	n/a	n/a
	41,250	n/a	123,750[1]	8.23	04-08-2014	27,000[2]	207,900	n/a	n/a
	55,000	n/a	55,000[1]	7.57	05-07-2013	12,000[2]	92,400	n/a	n/a
	41,250	n/a	13,750[1]	8.08	04-03-2012	3,000[2]	23,100	n/a	n/a
	24,000	n/a	6,000[3]	3.45	04-15-2011	3,333[4]	25,664	n/a	n/a
	30,000	n/a	0[3]	4.30	05-04-2010
Jerome P. Grisko, Jr.	0	n/a	110,000[1]	7.70	05-04-2015	30,000[2]	231,000	n/a	n/a
	26,250	n/a	78,750[1]	8.23	04-08-2014	20,250[2]	155,925	n/a	n/a
	35,000	n/a	35,000[1]	7.57	05-07-2013	9,000[2]	69,300	n/a	n/a
	26,250	n/a	8,750[1]	8.08	04-03-2012	2,250[2]	17,325	n/a	n/a
	17,600	n/a	4,400[3]	3.45	04-15-2011	2,667[4]	20,536	n/a	n/a
	22,000	n/a	0[3]	4.30	05-04-2010
Ware Grove	0	n/a	75,000[1]	7.70	05-04-2015	25,000[2]	192,500	n/a	n/a
	18,000	n/a	54,000[1]	8.23	04-08-2014	15,750[2]	121,275	n/a	n/a
	24,000	n/a	24,000[1]	7.57	05-07-2013	7,000[2]	53,900	n/a	n/a
	18,000	n/a	6,000[1]	8.08	04-03-2012	1,750[2]	13,475	n/a	n/a
	14,400	n/a	3,600[3]	3.45	04-15-2011	2,333[4]	17,964	n/a	n/a
	18,000	n/a	0[3]	4.30	05-04-2010
Robert O’Byrne	0	n/a	72,000[1]	7.70	05-04-2015	21,000[2]	161,700	n/a	n/a
	18,000	n/a	54,000[1]	8.23	04-08-2014	15,750[2]	121,275	n/a	n/a
	24,000	n/a	24,000[1]	7.57	05-07-2013	7,000[2]	53,900	n/a	n/a
	12,000	n/a	6,000[1]	8.08	04-03-2012	1,750[2]	13,475	n/a	n/a
	7,200	n/a	3,600[3]	3.45	04-15-2011	2,333[4]	17,964	n/a	n/a
	7,200	n/a	0[3]	4.30	05-04-2010
David Sibits	0	n/a	72,000[1]	7.70	05-04-2015	21,000[2]	161,700	n/a	n/a
	7,500	n/a	22,500[1]	8.23	04-08-2014	11,250[2]	86,625	n/a	n/a
	10,000	n/a	10,000[1]	7.36	05-14-2013	6,000[2]	46,200	n/a	n/a

*	Options expire six (6) years after the date of grant.

(1)	Grant of options under 2002 Amended and Restated Stock Incentive Plan, an Equity Incentive Plan. Option vesting is time-based in increments of 25% in each of the four years following the grant date. Options expire after six years.

(2)	Grant of restricted shares under 2002 Amended and Restated Stock Incentive Plan, an Equity Incentive Plan. Restrictions are time-based and lapse in increments of 25% in each of the four years following the grant date.

(3)	Grant of options under 2002 Amended and Restated Stock Incentive Plan, an Equity Incentive Plan. Option vesting is time-based in increments of 20% in each of the five years following the grant date. Options expire after six years.

(4)	Grant of restricted shares under 2002 Amended and Restated Stock Incentive Plan, an Equity Incentive Plan. Restrictions are time-based and lapse in increments of 1/3 on each of the third, fourth, and fifth anniversaries following the grant date.

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares
	Acquired on Exercise	Exercise	Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)

Steven L. Gerard	0	0	24,666[1]	180,708
Jerome P. Grisko	0	0	18,833[2]	138,034
Ware Grove	20,000 [3]	80,000 [4]	15,166[5]	111,248
Robert O’Byrne	0	0	15,166[6]	111,248
David Sibits	0	0	6,750[7]	48,848

(1)	All shares were retained and taxes paid in cash.

(2)	Of these shares, 12,272 were retained. 6,561 were sold to cover applicable federal, state and local taxes.

(3)	Of these shares, 6,078 were retained. 13,922 were sold to cover the exercise price of the options, the exercise fees paid to the Stock Incentive Plan Administrator, and applicable federal, state and local taxes.

(4)	This amount represents the total taxable compensation on the exercise, prior to payment of taxes, commissions, transaction fees, and handling fees.

(5)	Of these shares, 9,881 were retained. 5,285 were sold to cover applicable federal, state and local taxes.

(6)	Of these shares, 14,014 were retained. 1,152 were sold to cover applicable federal, state and local taxes.

(7)	Of these shares, 4,398 were retained. 2,352 were sold to cover applicable federal, state and local taxes.

2009 Non-qualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Aggregate Balance
	in Last FY1	in Last FY	in Last FY	Distributions	at Last FYE[2]
Name	($)	($)	($)	($)	($)

Steven L. Gerard	290,289	0	222,267	0	1,396,304

Jerome P. Grisko, Jr.	137,205	0	(82,710)	139,267	898,267

Ware H. Grove	196,300	0	227,261	0	922,432

Robert O’Byrne	0	0	0	0	0

David Sibits	0	0	0	0	0

(1)	Contributions are derived entirely from either salary, bonus, or non-equity incentive plan compensation already reported for each individual in the Summary Compensation Table.

(2)	Reflects amounts reported in the Summary Compensation Table in prior years.

The CBIZ Employee Non-qualified Deferred Compensation Plan allows participants to contribute up to 25% of their base compensation, and up to 100% of any commission and bonus compensation earned throughout the year, and to invest such compensation in one or more of 13 stock, bond and money market investment funds. The 2009 at-market rates of return of the investment choices available to participants ranged from 0.12% to 63.2%, depending on each participant’s fund selections. Contributions are deposited into a rabbi trust, a grantor trust that limits management’s ability to use deposits in the trust by isolating the funds from the Company’s working capital. Money in the trust is always subject to the claims of the Company’s general creditors. Contributors’ interests in the trust are not subject to assignment, alienation, pledge, or attachment. Withdrawals and payouts generally are only permitted upon retirement or expiration of a term of years established by the participant in advance of contributions. Following death and disability, distributions are made as soon as administratively possible. Hardship withdrawals are permitted only under restricted circumstances. In the event of termination of employment, all funds in a participant’s account are payable to the participant no earlier than six months following termination, except for funds in designated retirement accounts once an employee has completed ten years of employment service, which retirement account funds are payable over a period of up to ten years. All payouts and changes to distribution elections are subject to the provisions of Code Section 409A. There is no employer match in this program.

Potential Payments upon Termination or Change in Control

The table on page 34 reflects the amount of compensation that would be payable to each of the named executive officers in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not “for cause” termination, termination following a change of control and in the event of disability or death of the executive is shown. The Company does not have an early retirement plan, and the named executive officers do not have agreements calling for or permitting payments based upon an early retirement. The amounts shown assume termination was effective as of December 31, 2009, and are estimates of the amounts that would be paid to the executives upon their termination, as a result of their termination, or as a result of a change in control. The table does not include payments of already vested sums or rights that are due and owing to the employee by virtue of their service through the date of termination, assumed to be December 31, 2009. Moreover, the actual amounts that would actually be paid can only be determined at the time of such executive’s actual separation from the Company.

Payments Made Upon Termination or Retirement

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These payments are not caused or precipitated by termination or change in control, and are payable or due to any employee of the Company regardless of whether or not the employee was terminated or a change in control has occurred. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	vested option or restricted share grants pursuant to the 2002 SIP or its predecessor plan; and

•	vested amounts under the CBIZ Employee Retirement Savings Plan and the Non-qualified Deferred Compensation Plan.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination or Retirement” above, the named executive officer will receive benefits under the Company’s disability plan or payments under the Company’s group life insurance plan, as appropriate. Each CBIZ employee receives an automatic death benefit of up to one times their annual base salary, up to a maximum of $50,000, paid by a life insurance carrier. CBIZ pays the de minimus monthly premium per person for this group benefit policy. Supplemental life insurance policies are available to all CBIZ employees as well, at an additional cost borne by the employee. The applicable life insurance carriers, and not CBIZ, pay death benefits under these policies.

All CBIZ employees are eligible for short-term disability payments, which are limited to 60% of the employee’s base pay for a maximum period of 26 weeks, and are paid for by the Company. Thereafter, named executive officer employees, if suffering from a permanent total disability and enrolled in the Company’s Long-Term Disability program, may receive up to 60% of the employee’s pay up to a maximum monthly benefit of $10,000, which is paid for by the Long-Term Disability plan insurance carrier. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability, the employee’s age, and the position of an employee at the time disability occurs.

		Before Change in		After Change in
		Control		Control
		Termination		Termination
		w/o Cause or for		w/o Cause or		Voluntary
Name	Benefit	Good Reason		for Good Reason		Termination	Death		Disability

Steven L. Gerard	Severance Pay	2,843,684	[1]	4,251,308	[2]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		262,500	[4]
	Option Acceleration	36,500	[5]	36,500	[5]	n/a	n/a		n/a
	Restricted Stock Acceleration	657,064	[6]	657,064	[6]	n/a	n/a		n/a
	2 Years Benefits Continuation	263,112	[7]	263,112	[7]	n/a	n/a		n/a
Jerome P. Grisko, Jr.	Severance Pay	1,982,466	[8]	1,982,466	[8]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		211,500	[4]
	Option Acceleration	25,700	[9]	25,700	[9]	n/a	n/a		n/a
	Restricted Stock Acceleration	494,086	[10]	494,086	[10]
	Automobile	63,900	[11]	63,900	[11]	n/a	n/a		n/a
	2 Years Benefits Continuation	22,218	[12]	22,218	[12]	n/a	n/a		n/a
	Club Membership	—	[13]	—	[13]
Ware Grove	Severance Pay	392,000	[14]	784,000	[15]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		177,600	[4]
	Option Acceleration	n/a		20,100	[16]	n/a	n/a		n/a
	1 Year Benefits Continuation	11,109	[17]	11,109	[17]	n/a	n/a		n/a
Robert O’Byrne	Severance Pay	226,500	[18]	453,000	[19]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		195,900	[4]
	Option Acceleration	n/a		20,100	[16]	n/a	n/a		n/a
David Sibits	Severance Pay	456,000	[20]	456,000	[19]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		196,800	[4]
	Option Acceleration	n/a		3,400	[16]	n/a	n/a		n/a

(1)	Amount represents two times the sum of the then current year base salary plus the average of three prior year bonuses, pursuant to CEO’s First Amended and Restated Employment Agreement.

(2)	Amount represents 2.99 times the sum of the then current year base salary plus the average of three prior year bonuses, pursuant to CEO’s First Amended and Restated Employment Agreement.

(3)	Death benefits under life insurance policies are not paid by the Company. Any death benefit is paid by the applicable insurance carrier. Each named executive officer is eligible to receive the $50,000 death benefit paid by a group life insurance carrier. Mr. Gerard is enrolled in a supplemental life insurance program purchased through the Company from a group life carrier for which he pays the premiums, and holds a $2,000,000 life insurance policy called for under his First Amended and Restated Employment Agreement for which the Company pays his premiums. Messrs. Grisko and O’Byrne also are enrolled in a supplemental life insurance program, purchased through the Company from a group life carrier, for which they pay the premiums.

(4)	Benefits shown represent the first year of disability payments assuming total permanent disability. Benefits are payable under the CBIZ Short-Term Disability plan, which amount to 60% of the employee’s pay for a maximum period of 26 weeks, and the Company’s Long-Term Disability program (“LTD”), which amount to 60% of the employee’s pay up to a maximum monthly benefit of $10,000 for permanent total disability. After the first year following disability, payments are only under the LTD, with benefits amounting to a maximum of $120,000 per year, until maximum benefits are reached, for each named executive officer. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability. For those aged under 63, LTD benefits terminate at age 65.

(5)	Value is calculated as the number of in-the-money options at December 31, 2009 multiplied by the difference between the closing price on the last trading day of 2009 and the exercise price for each share. Payable pursuant to CEO’s First Amended and Restated Employment Agreement.

(6)	Value is calculated as the number of restricted shares held by executive at December 31, 2009 multiplied by the closing price on the last trading day of 2009. Payable pursuant to CEO’s First Amended and Restated Employment Agreement.

(7)	Cost of maintaining benefits in which CEO was enrolled at the end of 2009 for period of two years, as required by First Amended and Restated Employment Agreement. At the end of 2009, the CEO was also enrolled in a $2,000,000 life insurance program called for under the CEO’s First Amended and Restated Employment Agreement, as well as a supplemental life insurance policy for which the CEO himself pays.

(8)	Amount represents two times the sum of the then current year base salary plus the average of his bonus payments for the prior three years, pursuant to President’s Amended Severance Protection Agreement.

(9)	Value is calculated as the number of in-the-money options held by executive at December 31, 2009 multiplied by the difference between the closing price on the last trading day of 2009 ($7.07) and the exercise price for each share. Payable pursuant to President’s Amended Severance Protection Agreement.

(10)	Value is calculated as the number of restricted shares at December 31, 2009 ($7.07) multiplied by the closing price on the last trading day of 2009. Payable pursuant to President’s Amended Severance Protection Agreement.

(11)	Kelley Blue Book value of current automobile provided to executive by the Company, the title of which must be transferred to President for any termination other than for cause, pursuant to his Amended Severance Protection Agreement.

(12)	Represents continuation for a period of two years, as required by President’s Amended Severance Protection Agreement, of President’s 2009 year-end medical, dental, and vision plans, as well as a small supplemental life policy, which benefits were available to all CBIZ employees.

(13)	President’s Amended Severance Protection Agreement calls for payment of membership fees in a club of President’s choice. Currently, President has voluntarily foregone club membership called for by the agreement, and therefore a value of this amount cannot be determined at this time.

(14)	Amount represents one year base pay, payable over 12 months, pursuant to CFO’s employment agreement.

(15)	Amount represents two years base pay, payable over 24 months, pursuant to CFO’s employment agreement.

(16)	Option awards are accelerated pursuant to the terms of the Amended and Restated 2002 CBIZ, Inc. Stock Incentive Plan. Value is calculated as the number of in-the-money options held by executive at December 31, 2009 ($7.07) multiplied by the difference between the closing price on the last trading day of 2009 and the exercise price for each share.

(17)	Represents continuation for a period of one year, as required by CFO’s employment agreement, of CFO’s 2009 year-end medical, dental, vision plans, as well as a small supplemental life policy, which benefits were available to all CBIZ employees.

(18)	Amount represents six months base pay for terminations other than for cause, pursuant to the CBIZ Executive Severance Policy.

(19)	Amount represents one year base pay for terminations related to change in control, pursuant to the CBIZ Executive Severance Policy.

(20)	Amount represents one year base pay for terminations other than for cause, pursuant to the Executive’s Confidentiality, Non-solicitation and Non-competition Agreement.

Director Compensation

For fiscal 2009, Non-Employee Director compensation consisted of:

•	a $40,000 annual retainer paid either in cash or into the CBIZ Non-Employee Director Deferred Compensation Plan;

•	a $10,000 Audit Committee Chair fee and a $5,000 Committee Chair fee to the chairmen of the Nominating and Governance, and Compensation Committees of the Board;

•	a meeting attendance fee of $1,500 for each board and committee meeting attended; and

•	an annual equity grant of 8,000 restricted shares to each Non-Employee Director, with restrictions lapsing on one-half of the shares on each of the first and second anniversaries of the date of grant. The annual equity grant is awarded at, or shortly after, the first regularly scheduled meeting of the Compensation Committee each year. The equity grant is awarded upon passage of a resolution of the Committee and the time-lapsing of restrictions is tied to the date of the actual grant.

Our Non-Employee Directors are permitted to participate in the CBIZ Non-Employee Director Deferred Compensation Plan. Directors may direct that their retainer and meeting attendance fees be deposited into the Plan. There is no matching payment into the Plan by the Company, and directors may select from the same investment choices available to participants in the CBIZ Employee Nonqualified Deferred Compensation Plan. During 2009, the rates of return for these investment choices ranged from 0.12% to 63.2%, depending on a participant’s fund selections.

Non-Employee Directors receive no compensation other than directors’ fees and the noted equity grant. Employee directors receive no director fee compensation.

Director Compensation Table

						Change in Pension Value
					Non-Equity	and Nonqualified
	Fees Earned or			Option	Incentive Plan	Deferred	All Other
	Paid in Cash		Stock Awards	Awards	Compensation	Compensation Earnings	Compensation	Total
Name	($)		($)[1]	($)	($)	($)	($)[2]	($)

Rick L. Burdick	0		56,320	0	0	85,832 [3]	1,000	143,152
Michael H. DeGroote	47,500	[4]	56,320	0	0	0	1,000	104,820
Joseph S. DiMartino	61,500	[5]	56,320	0	0	0	1,000	118,820
Harve A. Ferrill	51,000	[6]	56,320	0	0	0	1,000	108,320
Richard C. Rochon	70,000	[7]	56,320	0	0	0	1,000	127,320
Todd J. Slotkin	45,000	[8]	56,320	0	0	63,125 [9]	1,000	165,445
Donald V. Weir	75,500	[10]	56,320	0	0	0	1,000	132,820
Benaree Pratt Wiley	0		56,320	0	0	56,529 [11]	1,000	113,849

(1)	Amount represents grant date fair value of 8,000 shares of restricted stock awarded to each non-employee director in 2009 as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual.

(2)	Amount represents Executive Group Personal Excess Liability Insurance premium payments. An Excess Liability policy written for coverage of $10 million is provided to all members of the Board of Directors and the SMG. Other than premium payments for this coverage, no Other Compensation is provided to Directors.

(3)	No preferential payments are made by the Company to the participants of the plan. Contributions consist of annual retainer fee, Nominating and Governance Committee Chairman fees, and fees for attending meetings of the Nominating & Governance Committee and of the Board. The plan recorded earnings on contributions. On 12-31-09, the aggregate number of unvested restricted stock awards held by Mr. Burdick was 11,500 shares.

(4)	Annual retainer fee and fees for attending meetings of the Board. On 12-31-09, the aggregate number of unvested restricted stock awards held by Mr. DeGroote was 11,500 shares, and the aggregate number of unexercised stock option awards was 50,000 shares.

(5)	Annual retainer fee, Compensation Committee Chairman fee, and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee, and of the Board. On 12-31-09, the aggregate number of unvested restricted stock awards held by Mr. DiMartino was 11,500 shares.

(6)	Annual retainer fee and fees for attending meetings of the Nominating & Governance Committee, Audit Committee, and of the Board. Mr. Ferrill retired from the Board at the 2009 Annual Meeting, and had no equity awards outstanding at 12-31-09.

(7)	Annual retainer fee and fees for attending meetings of the Audit Committee, Compensation Committee, the Nominating & Governance Committee, and of the Board. On 12-31-09, the aggregate number of unvested restricted stock awards held by Mr. Rochon was 11,500 shares.

(8)	Annual retainer fee and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee and of the Board. On 12-31-09, the aggregate number of unvested restricted stock awards held by Mr. Slotkin was 11,500 shares.

(9)	No preferential payments are made by the Company to the participants of the plan. Contributions consisted of fees for attending meetings of the Audit Committee, the Compensation Committee, and of the Board. The plan recorded earnings on contributions.

(10)	Annual retainer fee, Audit Committee Chairman fee, and fees for attending meetings of the Audit Committee, the Nominating & Governance Committee, and of the Board. On 12-31-09, the aggregate number of unvested restricted stock awards held by Mr. Weir was 11,500 shares.

(11)	Annual retainer fee and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee, and of the Board. On 12-31-09, the aggregate number of unvested restricted stock awards held by Ms. Wiley was 8,000 shares, and the aggregate number of unexercised stock option awards was 50,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of certain agreements and transactions between or among CBIZ and certain related parties. It is CBIZ’s policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on CBIZ’s experience and the terms of its transactions with unaffiliated parties, it is the Audit Committee of the Board of Directors’ and management’s belief that the transactions described below met these standards at the time of the transactions. Management reviews these transactions as they occur and monitors them for compliance with the Company’s Code of Conduct, internal procedures and applicable legal requirements. The Audit Committee reviews and ratifies such transactions annually, or as they are more frequently brought to the attention of the Committee by the Company’s Vice President of Internal Audit, General Counsel or other members of management.

A number of the businesses acquired by CBIZ are located in properties that are indirectly owned by persons employed by CBIZ, none of whom are members of CBIZ’s senior management. In the aggregate, CBIZ paid approximately $1.0 million, $1.2 million and $0.8 million for the years ended December 31, 2009, 2008 and 2007, respectively, under such leases which management believes were at market rates. None of these properties are owned by or leased from any member of the SMG.

Rick L. Burdick, a director of CBIZ, is a partner of Akin Gump Strauss Hauer & Feld LLP (“Akin, Gump”). Akin, Gump performed legal work for CBIZ during 2009, 2008 and 2007 for which the firm received approximately $0.4 million, $0.9 million and $0.8 million from CBIZ, respectively.

Michael H. DeGroote, a director of CBIZ, is the son of Michael G. DeGroote, who is the settlor and current beneficiary of Westbury Trust. Westbury Trust beneficially owns its shares of common stock through Westbury (Bermuda) Ltd., a Bermuda limited corporation which is 100 percent owned by Westbury Trust. Westbury Trust and Westbury (Bermuda) Ltd. are the Company’s largest stockholders. He is also an officer or director of various privately held companies that obtain several types of insurance coverage through CBIZ. The commissions paid to CBIZ for the years ended December 31, 2009 and 2008 were approximately $0.1 million.

Richard C. Rochon, a director of CBIZ, is also an officer or director of various entities which secure several types of insurance coverage through CBIZ. The commissions paid to CBIZ for the purpose of securing such coverage totaled approximately $0.2 million for each of the years ended December 31, 2008 and 2007.

Robert A. O’Byrne, President, Employee Services, has an ownership interest in a partnership that receives commissions from CBIZ that are paid to certain eligible benefits and insurance producers in accordance with a formal program to provide benefits in the event of death, disability, retirement or other termination. The program was in existence at the time CBIZ acquired the former company, of which Mr. O’Byrne was an owner. The partnership received approximately $0.1 million from CBIZ during the year ended December 31, 2009, and $0.2 million for each of the years ended December 31, 2008 and 2007.

CBIZ maintains joint-referral relationships and administrative service agreements with independent licensed CPA firms under which CBIZ provides administrative services in exchange for a fee. These firms are owned by licensed CPAs who are employed by CBIZ subsidiaries, and provide audit and attest services to clients including CBIZ’s clients. The CPA firms with which CBIZ maintains service agreements operate as limited liability companies, limited liability partnerships or professional corporations. The firms are separate legal entities with separate governing bodies and officers. CBIZ has no ownership interest in any of these CPA firms, and neither the existence of the administrative service agreements nor the providing of services there under is intended to constitute control of the CPA firms by CBIZ. CBIZ and the CPA firms maintain their own respective liability and risk of loss in connection with performance of each of its respective services, and CBIZ does not believe that its arrangements with these CPA firms result in additional risk of loss.

CBIZ acted as guarantor for letters of credit for a CPA firm with which it has an affiliation. The letters of credit totaled $2.6 million and $1.2 million as of December 31, 2009 and 2008, respectively. Management does not expect any material changes to result from these instruments as performance is not expected to be required.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires CBIZ’s officers and directors, and persons who own more than 10% of a registered class of CBIZ’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish CBIZ with copies of all Section 16(a) reports they file.

Based on our review of copies of Section 16(a) reports received by the Company, or written representations from reporting persons that no other reports were required for such persons, CBIZ believes that during the 2009 fiscal year, its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements in a timely fashion, with the following exceptions: during the period March 2001 through October 2008, Michael G. DeGroote has filed 10 Forms 4 reporting 26 transactions involving CBIZ common stock. On February 12, 2010, Westbury (Bermuda) Ltd. filed a Form 5 with the SEC reporting in substance the same transactions reported by Michael G. DeGroote (with the exception of two inapplicable transactions and one transaction reported in error). Additionally, Westbury Trust, which was formed on December 19, 2002 and wholly owns Westbury (Bermuda) Ltd., filed a Form 3 and a Form 5 on February 12, 2010 that reported in substance the same transactions reported by Michael G. DeGroote beginning in November of 2003, the first transaction after Westbury Trust was formed. The transactions relating to shares of CBIZ common stock that are now reported by Westbury (Bermuda) Ltd. and Westbury Trust have in substance been previously reported under Section 16 by Michael G. DeGroote, the settlor of Westbury Trust with the exception of a purchase of 3,000 shares of CBIZ common stock that was not previously reported. We have been informed by Westbury (Bermuda) Ltd. and Westbury Trust that they have determined under applicable SEC reporting rules to file separate reports relating to these transactions, as applicable.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of December 31, 2009. All outstanding awards relate to our common stock.

	A		B	C
				Number of securities
				remaining available for
				future issuance under
	Number of securities to be			equity compensation
	issued upon exercise of		Weighted average exercise	plans (excluding
	outstanding options		price of outstanding options	securities reflected in
Plan Category	(shares)		($)	column A)
Equity compensation plans approved by shareholders	4,636,000	[1]	$7.41	7,227,383	[2]

Equity compensation plans not approved by shareholders	0		0	0

Total	4,636,000		$7.41	7,227,383

(1)	Stock option awards under the Amended and Restated 2002 CBIZ, Inc. Stock Incentive Plan.

(2)	Includes reduction for currently issued restricted stock.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Proxy Statement distributed to the Stockholders prior to the 2011 Annual Meeting of Stockholders, a stockholder proposal pursuant to SEC Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) must be received by CBIZ not later than December 10, 2010. It is suggested that proponents submit their proposals by certified mail, return receipt requested, to the Corporate Secretary at the address provided below. Detailed information for submitting resolutions will be provided upon written request to CBIZ’s Corporate Secretary at CBIZ, Inc., 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131, Attention: Corporate Secretary. With respect to any stockholder proposal not submitted pursuant to SEC Rule 14a-8 under the Exchange Act in connection with the 2011 Annual Meeting of Stockholders, the proxy for such meeting will confer discretionary authority to vote on such proposal unless CBIZ is notified of such proposal no later than February 23, 2011 and the proponent complies with the other requirements set forth in SEC Rule 14a-4(c) under the Exchange Act. No stockholder proposals were received for inclusion in this proxy statement.

EXPENSES OF SOLICITATION

CBIZ is soliciting proxies and bears the expense of preparing and mailing the materials in connection with the solicitation of proxies, as well as the cost of solicitation. Computershare Investor Services’s (“Computershare”) subsidiary, Georgeson Shareholder Communications, Inc. (“Georgeson”) has been retained by CBIZ to assist in the solicitation of proxies. Computershare, which has a contract to act as the transfer agent for CBIZ, will not be paid any additional fees for these services. Georgeson will be reimbursed for its broker search and mailing expenses. Computershare will receive reimbursement of out-of-pocket expenses it incurs in connection with its efforts. In addition, CBIZ will reimburse brokers, nominees, banks and other stockholders of record for their expenses incurred in forwarding proxy materials to beneficial owners. CBIZ expects that the solicitation of proxies will be primarily by mail, but directors, officers and employees of CBIZ may solicit proxies by personal interview, telephone or telecopy. These persons will receive no additional compensation for such services.

CBIZ’s Annual Report on Form 10-K for the year ended December 31, 2009, including financial statements and a Letter to Stockholders is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material. CBIZ will mail additional copies of its Annual Report on Form 10-K for the year ended December 31, 2009, to each stockholder or beneficial owner of shares of common stock without charge upon such person’s written request to the Investor Relations Department at CBIZ’s Executive Offices at 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

HOUSEHOLDING

Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and own shares of our common stock in an account at the same brokerage firm, bank, or other nominee, we delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs, and helps the environment. Shareholders who participate in householding will continue to receive separate voting instruction forms. We will deliver promptly, upon written or oral request, a separate copy of the Notice or set of proxy materials to a shareholder at a shared address to which a single copy of the materials was delivered. A shareholder who wishes to receive a separate copy of the Notice or proxy materials for the Annual Meeting should submit this request by contacting CBIZ’s Corporate Secretary at 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131, phone (216) 447-9000. If you would like to opt out of householding, please contact your broker, bank, or other nominee. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and who wish to receive a single copy of these materials in the future will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER MATTERS

Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

The accompanying form of proxy has been prepared at the direction of the Board of Directors and is sent to you at the request of the Board of Directors. The Board of Directors has designated the proxies named therein.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary

Cleveland, Ohio
April 9, 2010

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 13, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/cbiz • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card — Common and Retirement Savings Plan

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

	01 - Rick L. Burdick	☐	☐	☐	02 - Steven L. Gerard	☐	☐	☐	03 - Benaree Pratt Wiley	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of KPMG, LLP as CBIZ’s independent registered public accounting firm.	☐	☐	☐	3.	Upon such other business as may properly come before said meeting, or any adjournment thereof.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign EXACTLY as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — CBIZ, Inc. - Common and Retirement Savings Plan

2010 Annual Meeting
Park Center Plaza I
6100 Oak Tree Boulevard South, Lower Level
Cleveland, Ohio 44131
Proxy Solicited by Board of Directors for Annual Meeting — May 13, 2010
Joseph S. DiMartino and Donald V. Weir, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CBIZ, Inc. to be held on May 13, 2010, or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of Rick L. Burdick, Steven L. Gerard, and Benaree Pratt Wiley, and FOR Item 2, Ratification of KPMG, LLP as CBIZ’s independent registered public accounting firm, and for Item 3, such other business as may properly come before the Annual Meeting.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side)